    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999

                                                      REGISTRATION NO. 333-70635
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 PAWNMART, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                   5940                                75-2520896
    (State or other jurisdiction of incorporation    (Primary Standard Industrial       (I.R.S. Employer Identification No.)
                  or organization)                       Classification Code)

             6300 RIDGLEA PLACE, SUITE 724                                                      CARSON R. THOMPSON
                FORT WORTH, TEXAS 76116                                                    6300 RIDGLEA PLACE, SUITE 724
                     (817) 569-9305                                                           FORT WORTH, TEXAS 76116
                                                                                                  (817) 569-9305
      (Address, including zip code, and telephone                                   (Address, including zip code, and telephone
       number, including area code, registrant's                                  number, including area code, of agent for service)
            principal executive offices)

                                                              COPIES TO:

                    Jakes Jordaan, Esq.                                                            Tom Herbelin
                    Jakes Jordaan, PLLC                                                     5925 Forest Lane Suite 410
              300 Crescent Court, Suite 1605                                                    Dallas, Texas 75230
                    Dallas, Texas 75201                                                           (214) 219-1119
                      (214) 871-6550

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                               ---
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                                   $10,000,000
                              [PAWNMART, INC. LOGO]

                         12% Subordinated Notes Due 2004


                                  The Offering

We are offering up to $10,000,000 in principal amount of 12% Subordinated Notes Due 2004 (the "Notes"). The Notes are being offered on a "best efforts" basis by licensed broker dealers who are members of the National Association of Securities Dealers, Inc. Massie Capital, Ltd. is serving as the managing broker dealer for the Offering. See "Plan of Distribution." As of the date of this Prospectus, we have sold $7,334,000 of Notes in connection with this Offering. This Offering will continue until all Notes are sold or until September 15, 2000, whichever is earlier; however, we may extend the Offering until all of the Notes offered hereby are sold, as permitted under applicable securities laws and regulations. We may reject a subscription for any reason or for no reason whatever and may terminate the Offering at any time.

We will use the net proceeds from the sale of the Notes and additional borrowings under our $10 million revolving credit facility for store expansion and for general corporate purposes.

                                               Notes Sold      Total
                                     Per Unit    To Date      Maximum
                                     --------  ----------   -----------
Price to Investors...............     100.0%   $7,334,000   $10,000,000

Broker's Commissions(1)(2).......       8.0%   $  586,720   $   800,000

Proceeds to Company..............      92.0%   $6,747,280   $ 9,200,000


(1) We will pay 6.0% to participating licensed broker dealers and 2.0% to Massie Capital, Ltd., as managing broker dealer. See "Plan of Distribution."
(2) As additional compensation for the sale of the Notes in this Offering, we will issue 60 Series A Redeemable Common Stock Purchase Warrants ("Series A Warrants") to Massie Capital, Ltd. for each $1,000 in principal amount of Notes sold. Massie Capital, Ltd. will distribute up to 40 of such Series A Warrants to participating broker dealers as additional compensation under the Offering. Each Series A Warrant will have an exercise price of $6.00 and will expire on March 17, 2003. The Series A Warrants may be redeemed subject to certain conditions. See "Description of Capital Stock - Series A Warrants."



                             Terms of the Securities

Maturity  Date...............  Each Note will mature on December 31, 2004.

Interest Rate................  Each Note will bear interest at 12% per annum, payable monthly on the fifteenth day of each month beginning with the second full calendar month following issuance.

Optional Redemption..........  We may redeem each Note, in whole or in part, at the specified redemption price, plus accrued interest to the date of redemption.

Ranking......................  The Notes are general unsecured obligations, subordinated in right and payment to all existing and future Senior Debt (as defined herein). At December 15, 1999, we had $7.7 million of Senior Debt which would rank senior in right of payment to the Notes.

                                   The Company

We are a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. We currently own and operate 42 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas.

Our Common Stock, $.01 par value per share ("Common Stock"), Series A Warrants and Series B Redeemable Common Stock Purchase Warrants ("Series B Warrants") are traded on the Boston Stock Exchange under the symbols "PWT", "PWTA" and "PWTB," respectively, and on the NASDAQ SmallCap Market under the symbols "PMRT", "PMRTW" and PMRTZ," respectively. At December 15, 1999, the closing market price of our Common Stock, Series A Warrants and Series B Warrants as reported by NASDAQ was $2.00, $0.31, and $0.34, respectively.

--------------------------------------------------------------------------
THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, INCLUDING RISKS OF DEFAULT ON THE NOTES. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------


                              MASSIE CAPITAL, LTD.

                The date of this Prospectus is December 21, 1999.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a registration statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act") covering the Notes offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For more information about the Notes or the Company, you should read the Registration Statement and related exhibits, annexes and schedules. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. You may inspect and copy the Registration Statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the Commission. The address of the Web site is: http://www.sec.gov.

                           REPORTS TO SECURITY HOLDERS

     You may request a copy of our latest annual report containing audited consolidated financial statements and other such reports filed with the Commission, at no cost, by writing or telephoning us at the address under the "Prospectus Summary - The Company."

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Business," and elsewhere in this Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," and other similar expressions in this Prospectus, they are generally intended to identify forward-looking statements. In connection with such forward-looking statements, you should consider that they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

   o heightened competition, including specifically price competition, the entry of new competitors or the introduction of new products by new and existing competitors;

   o   adverse state and Federal legislation and regulation;

   o   the ability to attract and retain qualified personnel;

   o   fluctuations in operating results;

   o   changes in business strategy; and

   o   the inability to develop or acquire stores in selected markets.

     We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of these forward-looking statements contained herein to reflect subsequent events or developments.

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained herein. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus. Except as otherwise set forth herein, references herein to "pro forma" financial data of the Company are to the financial data of the Company which gives effect to the Offering of the Notes.

                                   THE COMPANY

Background

     PawnMart, Inc. ("we" or the "Company") was incorporated under the laws of the State of Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994, we changed our name to PCI Capital Corporation and conducted business under the trade name "PAWNMART(SM)." On October 21, 1997, we changed our name to "PawnMart, Inc."

     From our inception in January 1994 through March 1998, we opened 19 stores with the capital provided by a series of private placements of preferred stock and debt securities. In March 1998, we completed an initial public offering of 1,365,000 shares of Common Stock, 1,380,000 Series A Warrants, and 1,380,000 Series B Warrants resulting in total net proceeds of approximately $5,583,000. In connection with the completion of the initial public offering, we automatically converted $9,520,000 of our debt into 2,380,000 outstanding shares of Common Stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of Common Stock. Additionally, we utilized $2,524,000 of the net proceeds to repay certain notes payable.

     Our expansion plans for the fiscal year ended January 30, 1999 ("Fiscal 1998") called for the addition of 12 to 15 stores. In order to fund this expansion, we utilized the remaining proceeds from the initial public offering and secured a $10 million revolving line of credit with Comerica Bank. With the above, we were able to achieve a 68 percent increase in the number of our stores by adding 13 stores during the last nine months of Fiscal 1998 bringing us to a total of 32 stores. The completion of the initial public offering and the finalization of the revolving line of credit have enhanced our ability to implement our business strategy.

     During the nine months ended October 30, 1999, we added eight stores and we plan to add six additional stores during last three months of the fiscal year ending January 29, 2000 ("Fiscal 1999") bringing us to a total of 46 stores. Our expansion during Fiscal 1999 has been funded through borrowings under our Credit Facility, borrowings under our public offering of the Notes, and the net proceeds from the sale 416,667 shares of 8% Convertible Preferred stock (the "8% Preferred Stock"), par value $6.00 per share, on September 1, 1999. The offering of the Notes pursuant to this Prospectus, combined with the resulting additional borrowing base availability under the Credit Facility, is expected to provide us with the financial ability to execute the remaining planned store expansion for Fiscal 1999 and begin our expansion plans for the next fiscal year. However, there can be no assurance that we will be able to achieve such growth. See "Risk Factors."

Our Business

     We are a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. We generate income in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise.

     As of December 15, 1999, we were one of five publicly traded pawnshop operators in the United States, and owned and operated 42 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas. Our principal office is located at 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116 and our telephone number is (817) 569-9305.

                                BUSINESS STRATEGY

     The pawnshop industry is a multi-billion dollar, rapidly growing industry with an increasing number of states adopting favorable pawnshop regulations. The industry is highly fragmented, with approximately 94 percent of the approximately 13,000 stores in the United States owned by "mom and pop" operators and 6 percent owned by five public companies.

     We have developed extensive demographical information that identifies both our borrowing and retail customers. Based on our research, we have observed somewhat different demographics for our customers from those generally published for the pawnshop industry. This data indicates that our customers have a slightly higher median household income and that females comprise a higher percentage of our customer base. In this regard, our strategic market positioning targets these customer groups for both pawn and retail transactions with specialty retail concepts such as "PAWNMART(SM) - An Estate Sale Everyday(SM)". To appeal to these customers, all PAWNMART(SM) stores are attractive, clean, well-lit and often located close to national discount stores, with merchandise displayed in an organized and easy-to-shop manner similar to national discount stores.

     Our strategic objective is to implement a rapid roll-out of PAWNMART(SM) stores in order to capitalize upon growth opportunities afforded by the highly fragmented pawnshop industry. To achieve its strategic objectives, we have adopted the following strategy:

       o Develop or acquire stores that meet site selection, store size and configuration requirements in selected markets that allow us to be positioned similar to national discount stores;

       o Expand in metropolitan areas in states with favorable pawn regulations;

       o Utilize information technology as a platform for collateral assessment and management control;

       o Capitalize on the operational expertise of our management team and board of directors; and

       o Utilize targeted database marketing segmentation system for promotions, customer acquisition and retention, and store site selection.

       EXPERIENCED SPECIALTY RETAIL MANAGEMENT TEAM AND BOARD OF DIRECTORS

     Carson Thompson, our Chief Executive Officer and Chairman of the Board, served as President and Chief Executive Officer for The Bombay Company, Inc. during its roll-out phase. Also, Michael Record, our President, has more than twenty years experience in the pawnshop industry, most recently serving as Vice President of Operations at Cash America International, Inc. where he was responsible for 118 stores.

     Our Board of Directors includes James Berk, who has served as Vice Chairman and Chief Executive Officer of APC, Inc., President and Chief Operating Officer of The Wholesale Club and President and Chief Executive Officer of Bizmart, Inc.; Monty Standifer, who has served as Chief Financial Officer of Bizmart, Inc. and Chief Financial Officer of Gadzooks, Inc. (NASDAQ:GADZ); Mark Kane, who founded, and served as President and Chief Executive Officer of Compact Discs International, LLC (NASDAQ:CDI) and who currently is Chief Executive Officer of the Movie Trading Company; Robert Bourland, Jr., who served previously as our President and Chief Operating Officer and who worked for Tandy Corporation for twenty years serving as Senior Vice President - Managing Director, Tandy U.K. operations and other management capacities; and Roger Williams, who is presently Chairman of the Board and Chief Executive Officer of Roger Williams Automall. See "Management - Directors and Executive Officers." We intend to capitalize upon the specialty retail and pawn experience and talents of these individuals to expand rapidly in a fragmented industry.

                                  THE OFFERING

Securities Offered..................... $10,000,000 principal amount of 12%
                                        Subordinated Notes Due December 31,
                                        2004.

Use of Proceeds........................ The net proceeds from the sale of the
                                        Notes, after deduction of discounts and
                                        commissions and estimated offering
                                        expenses, together with additional
                                        borrowings under our Credit Facility,
                                        will be used for store expansion and
                                        general corporate purposes. See "Use of
                                        Proceeds."

Issuer................................. PawnMart, Inc.

Maturity Date of Notes................. December 31, 2004.

Interest Payment Dates................. The Notes bear interest at a rate of 12%
                                        per annum, payable monthly on the
                                        fifteenth day of each month beginning
                                        with the second full calendar month
                                        following issuance. The record date for
                                        each payment of interest on the Notes is the close of business on the first day of the month.

Optional Redemption.................... The Notes may be redeemed, in whole or in part, (i) prior to March 31, 2000 at
                                        103% of the principal amount
                                        outstanding, (ii) from April 1, 2000 to
                                        March 31, 2001 at 102% of the principal
                                        amount outstanding, (iii) from April 1,
                                        2001 to March 31, 2002 at 101% of the
                                        principal amount outstanding, and (iv)
                                        subsequent to March 31, 2002 at 100% of
                                        the principal amount outstanding.
                                        Payment for redemption of the Notes will include amounts due for accrued and unpaid interest, if any, to the date of redemption.

Mandatory Redemption................... We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Ranking of Notes....................... The Notes are general unsecured obligations, subordinated in right and
                                        payment to all existing and future
                                        Senior Debt (as defined herein),
                                        including borrowings under the Credit
                                        Facility. As of December 15, 1999, we
                                        had $7.7 million of Senior Debt which
                                        would rank senior in the right of
                                        payment to the Notes. The indentures for the Notes permit us to incur additional Senior Debt, subject to certain limitations. See "Description of Subordinated Notes Due 2004 -
                                        Subordination."

Listing................................ We do not intend to apply for listing of the Notes on any securities exchange or
                                        authorization for quotation on the
                                        NASDAQ system. We do not expect that a
                                        trading market will develop for the
                                        Notes.

Certain  Covenants..................... The indenture under which the Notes are being issued contains certain covenants
                                        for your benefit which, among other
                                        things, limit:

                                        -   the payment of cash dividends on
                                            capital stock and the  purchase,
                                            redemption or retirement of capital
                                            stock;
                                        -   transactions with affiliates; and
                                        -   the sale of assets.

Trustee................................ Trust Management, Inc., Fort Worth,
                                        Texas.

Tax Status............................. The Notes are taxable obligations under the Internal Revenue Code of 1986, as
                                        amended, and interest paid or accrued
                                        will be taxable to non-exempt holders of the Notes. A subsequent purchaser of outstanding Notes may have to recognize as ordinary income (rather than as capital gain) any "market discount" on the Notes upon its resale by the purchaser. Market discount for Notes generally means the excess of its face amount over the subsequent purchaser's tax basis in such Notes. See "Certain U.S. Federal Income Tax Considerations."

Denominations.......................... The Notes are being issued in fully registered form in denominations of
                                        $1,000 and integral multiples thereof,
                                        subject to a minimum purchase by each
                                        investor of $5,000 except for a $1,000
                                        minimum purchase for individual
                                        retirement accounts.

Plan of Distribution................... The Notes are being sold on a "best efforts" basis by licensed broker
                                        dealers who are members of the National
                                        Association of Securities Dealers, Inc.
                                        Massie Capital, Ltd. is serving as the
                                        managing broker dealer for the Offering.
                                        As of the date of this Prospectus, we
                                        have sold $7,334,000 of Notes in
                                        connection with this Offering. We have
                                        the right to reject any subscription in
                                        whole or in part. See "Plan of
                                        Distribution."

                                  RISK FACTORS

     Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth, for the periods and at the dates indicated, selected historical consolidated financial data of the Company. The summary information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in the Prospectus.

                                                                                                               Nine Months Ended
                                                                     Fiscal Years Ended                     ------------------------
                                                  --------------------------------------------------------  (Unaudited)  (Unaudited)
                                                  January      January    January      January    January      October    October
                                                  30, 1999    31, 1998    26, 1997    28, 1996    29, 1995    30, 1999    31, 1998
                                                  --------    --------    --------    --------    --------  -----------  -----------
OPERATING DATA:
Pawn Service Charges ..........................   $  3,636    $  2,862    $  2,291    $  1,338    $    363    $  4,910    $  2,438
Merchandise Sales .............................      8,170       7,215       5,523       3,052         941       9,285       5,525
Other Income ..................................        129         101          89          34           2         153          92
                                                  --------    --------    --------    --------    --------    --------    --------
     Total Revenues ...........................     11,935      10,178       7,903       4,424       1,306      14,348       8,055
Cost of Sales .................................      5,634       5,192       3,739       1,942         553       6,994       3,754
                                                  --------    --------    --------    --------    --------    --------    --------
     Gross Profit .............................      6,301       4,986       4,164       2,482         753       7,354       4,301

Store Operating Expenses ......................      5,326       4,040       3,652       2,626       1,000       5,784       3,544
Corporate Administrative Expenses .............      3,074       2,117       1,713       1,589       1,118       2,236       2,308
                                                  --------    --------    --------    --------    --------    --------    --------
EBITDA (2) ....................................     (2,099)     (1,171)     (1,201)     (1,733)     (1,365)       (666)     (1,551)
Interest Expense ..............................        996       3,761       1,360         720          62         893         866
Depreciation and Amortization .................        618         504         495         375         198         605         419
                                                  --------    --------    --------    --------    --------    --------    --------
     Net Loss .................................     (3,713)     (5,436)     (3,056)     (2,828)     (1,625)     (2,164)     (2,836)
Preferred Stock Dividends .....................        692         217          --          --          --          33         692
                                                  --------    --------    --------    --------    --------    --------    --------
     Net Loss to Common Stockholders ..........   $ (4,405)   $ (5,653)   $ (3,056)   $ (2,828)   $ (1,625)   $ (2,197)   $ (3,528)
                                                  ========    ========    ========    ========    ========    ========    ========
     Basic and Diluted Loss Per
       Common Share ...........................   $  (0.68)   $  (3.01)   $  (1.67)   $  (1.68)   $  (1.02)   $  (0.30)   $  (0.56)
                                                  ========    ========    ========    ========    ========    ========    ========


OTHER DATA:
Locations in Operation:
   Beginning of Period ........................         19          19          17           7          --          32          19
   Acquisitions ...............................          3          --           1          --           1           7           1
   Opened .....................................         10          --           1          10           6           1           4
                                                  --------    --------    --------    --------    --------    --------    --------
   End of Period ..............................         32          19          19          17           7          40          24
                                                  ========    ========    ========    ========    ========    ========    ========

Average Age of Stores -
   End of Period ..............................   2.35 years  2.78 years  1.77 years  .93 years   .61 years   2.49 years  2.83 years
Average Loans Per Location ....................   $    138    $    127    $    117    $     85    $     82    $    171    $    123
Average Inventory Per Location ................   $     94    $    102    $    104    $     88    $     80    $    173    $    109
Annualized Inventory Turnover .................        2.4x        2.5x        2.3x        1.9x        2.0x        2.0x        2.3x
Ratio of  Earning  to Fixed  Charges (1).......         --          --          --          --          --          --          --
Cash Dividends Per Common Share................   $     --    $     --    $     --    $     --    $     --    $     --    $     --

BALANCE SHEET DATA - END OF PERIOD:
Loans .........................................   $  4,419    $  2,421    $  2,227    $  1,447    $    571    $  6,826    $  2,958
Inventories, Net ..............................      3,011       1,944       1,971       1,490         560       6,936       2,610
Working Capital ...............................      6,988       1,758       2,148       2,251         225      14,256       5,379
Total Assets ..................................     11,192       6,677       6,474       5,249       2,445      19,898       8,407
Long-Term Notes Payable, Net of
   Current Installments .......................      4,840       9,778       8,288       5,445         866      13,623       1,600
Stockholders' Equity (Deficit) ................      4,907      (6,222)     (4,278)     (1,274)        422       5,031       5,784

----------------

(1) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense incurred (which includes amortization of deferred financing costs) whether expensed or capitalized and a portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by $3,713,000, $5,436,000, $3,056,000, $2,828,000 and $1,625,000 during the fiscal years ended January 30, 1999, January 31, 1998, January 26, 1997, January 28, 1996, and January 29, 1995,
     respectively, and $2,164,000 and $2,836,000 for the nine months ended October 30, 1999 and October 31, 1998, respectively.

(2)  Earnings before interest, taxes, depreciation and amortization.

                                  RISK FACTORS

An investment in the Notes offered hereby is speculative and involves a high degree of risk, including the risk factors described below. In addition to the other information presented in this Prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this Offering before making an investment decision. This Prospectus contains certain forward-looking statements regarding our business and prospects that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. Our ability to achieve such results is subject to certain risks and uncertainties, such as those risks detailed in this section, and other risks detailed throughout this Prospectus. These forward-looking statements represent management's judgment as of the date of the filing of this Prospectus. We disclaim, however, any intent or obligation to update these forward-looking statements.

LACK OF PROFITABILITY, EXPECTED LOSSES DURING ROLL-OUT PHASE

     From our inception on January 13, 1994 through October 30, 1999, we have experienced aggregate losses of $18,851,000. Further, a key element of our strategy consists of developing multiple PAWNMART(SM) stores meeting our required store size, configuration, and site selection requirements in regional and local markets. Until we reach a critical mass of mature stores, this strategy is likely to result in continued net losses during our roll-out phase due to start-up losses associated with the anticipated high number of developed new stores. Results of operations in the future will be influenced by numerous factors including, among others, the number of new store expansions, our ability to manage our growth and maintain the quality of our personnel, and our ability to implement our strategic plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     After giving pro forma effect to the Offering, we would have total long-term indebtedness at December 15, 1999 of approximately $15,034,000 assuming the principal amount of Notes sold as of the date of this Prospectus and $17,700,000 assuming the maximum offering amount is subscribed. The degree to which we are leveraged could have adverse consequences to holders of the Notes, including the following: (i) substantial cash flow from our operations will be required for the payment of principal and interest on our indebtedness and will not be available for other purposes; (ii) our ability to obtain additional financing in the future, whether for capital expenditures, further development, refinancings or otherwise, may be impaired; (iii) we may be more leveraged than certain of our competitors, which may place us at a competitive disadvantage; (iv) our high degree of leverage makes us more vulnerable to changes in economic conditions and may limit our ability to withstand competitive pressures and capitalize on significant business opportunities.

     We expect to repay our indebtedness with either (i) cash flows from operations, (ii) proceeds from the issuance of additional equity or debt securities, (iii) refinancing, (iv) proceeds from the exercise, if at all, of the Series A Warrants, or (v) the sale of certain assets. We will require substantial cash flows to meet our interest payment obligations with respect to our indebtedness. Our cash flow is dependent on our future performance and is subject to financial, economic and other factors, some of which are beyond our control. Since the Credit Facility bears interest at a floating rate, we are sensitive to any increase in prevailing interest rates. We believe that, based upon anticipated levels of operations, we should be able to meet our debt service obligations when due. If we are unable to generate such cash flow from operations to satisfy our interest obligations, we may be required to refinance all or a portion of such obligations, sell assets, or repay such indebtedness with proceeds from other capital transactions, such as the issuance of additional equity. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional equity will be issued, or that a sale of assets will occur. The inability to repay such indebtedness could have a material adverse effect on us.

SUBORDINATION OF THE NOTES

     The Notes will be unsecured subordinated obligations. The payment of principal, premium (if any), and interest on the Notes will be subordinated in right of payment to all our Senior Debt, including all indebtedness and obligations under our existing $10 million Credit Facility with Comerica Bank. Borrowings under the Credit Facility will constitute Senior Debt. The Notes will permit us to incur additional Senior Debt. "Senior Debt" means the principal of and interest on our indebtedness owed or hereinafter owing to commercial banks (including, without limitation Comerica Bank) and other lenders, unaffiliated note or debenture holders incurred (a) to provide working capital necessary for the proper conduct of our business, (b) to develop additional PAWNMART(SM) stores or (c) to acquire pawnshops or companies or entities involved in the pawn industry provided that certain conditions are met. By reasons of the subordination provisions of the Notes, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up, holders of Senior Debt will have to be paid in full before we make payments in respect of the Notes. In addition, no payment will be made to you if (i) any Senior Debt is not paid when due or (ii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms. Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes.

INABILITY TO SELL MAXIMUM SUBSCRIPTION OF NOTES

     As of the date of this Prospectus, we have sold $7,334,000 of Notes in connection with this Offering. Although we are registering up to $10,000,000 in Notes pursuant to this Prospectus, we can make no assurances that the maximum offering amount will be subscribed. In addition to factors noted under "Risk Factors - Management of Growth," our store expansion during fiscal 1999 will largely be dependent upon the number of Notes sold pursuant to this Offering. In the event we are unable to sell the maximum subscription or additional financing alternatives are not obtained, our fiscal 1999 expansion schedule could be reduced or modified.

ASSETS PLEDGED AS COLLATERAL UNDER THE COMERICA LINE OF CREDIT FACILITY

     Obligations under the Credit Facility are secured by liens on substantially all of our assets. If we become insolvent or are liquidated, or if payment under the terms of Senior Debt is accelerated, the Senior Debt holders will be entitled to exercise the remedies available to a secured lender.

LIQUIDITY

     Although we have entered into the $10 million Credit Facility, we can make no assurances that our cash and cash equivalents on hand and our cash availability will be sufficient to meet our anticipated working capital needs and capital expenditures in the future. To finance future expenditures, we may need to issue additional securities or incur additional debt. We may not be able to obtain additional required capital on satisfactory terms, if at all. The failure to raise the funds necessary to finance future cash requirements could materially and adversely affect our operating results and anticipated growth in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

     We plan to expand our business through a roll-out of PAWNMART(SM) stores. To a significant extent, our future success will be dependent upon our ability to engage in a successful expansion program and will be dependent, in part, upon our ability to secure suitable sites for our new stores, obtain adequate inventory for our new stores, maintain adequate financial controls and reporting systems to manage a larger operation, and to obtain additional capital upon favorable terms. There can be no assurance that we will be able to successfully implement our planned expansion, finance our growth or manage the resulting larger operation.

AVAILABILITY OF QUALIFIED STORE MANAGEMENT PERSONNEL

     Our ability to expand may also be limited by the availability of qualified store management personnel. While we seek to train existing qualified personnel for management positions and to create attractive compensation packages to retain existing management personnel, there can be no assurance that sufficient qualified personnel will be available to satisfy our needs with respect to our planned expansion.

COMPETITION

     We encounter significant competition in connection with the operation of our business. In connection with lending operations, we compete with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured, as well as on a secured basis. Our competitors in connection with our retail sales include numerous retail and discount stores. Many of our competitors, including Cash America International, Inc., First Cash Financial Services, Inc., and EZCORP, Inc., have greater financial resources. These competitive conditions may adversely affect our revenues, profitability and ability to expand.

     In addition, we face competition in the acquisition of existing stores. Several competing pawnshop companies have implemented expansion and acquisition programs. There can be no assurance that we will be more successful than our competitors in pursuing acquisition opportunities and leases for attractive start-up locations. Increased competition could also increase prices for attractive acquisition candidates.

GOVERNMENT REGULATION

     Our lending operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. These statutes prescribe, among other things, service charges a pawnshop may charge for lending money and the rules of conduct that govern an entity's ability to maintain a pawnshop license. With respect to firearm and ammunition sales, a pawnshop must comply with the regulations promulgated by the United States Department of the Treasury-Bureau of Alcohol, Tobacco and Firearms. Governmental regulators have broad discretionary authority to refuse to grant a license or to suspend or revoke any or all existing licenses of licensees under common control if it is determined that any such licensee has violated any law or regulation or that the management of any such licensee is not suitable to operate pawnshops. In addition, there can be no assurance that additional state or federal statutes or regulations will not be enacted at some future date which could inhibit our ability to expand, significantly decrease the service charges we can charge for lending money, or prohibit or more stringently regulate the sale of certain goods, such as firearms, any of which could significantly adversely affect our prospects. Our ability to open new stores in other states could be affected by the enactment of state or local legislation, similar to current Texas legislation, which provides for certain proximity restrictions to other pawnshops in order to obtain a new license. In addition, the present statutory and regulatory environment of some states renders expansion into those states impractical. For instance, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable.

RISKS RELATED TO IMPROPER ASSESSMENT OF THE PLEDGED PROPERTY'S ESTIMATED RESALE VALUE

     We make pawn loans without the borrower's personal liability and do not investigate the creditworthiness of the borrower, but rely on the pledged personal property, and the possibility of its forfeiture, as a basis for our lending decision. In this regard, the recovery of the amount advanced, as well as realization of a profit on sale of merchandise, is dependent on our initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. Although, historically, we have experienced profits from the sale of such merchandise, no assurances can be given that our historical results will continue. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect our ability to recover the amount advanced on the acquired collateral.

DEPENDENCE ON KEY MANAGEMENT

     We rely on the business and technical expertise of our executive officers and certain other key employees, particularly our Chief Executive Officer, Carson Thompson and our President, Michael Record. Except for an employment agreement with Michael Record (see "Management - Employment Agreements"), we do not have an employment agreement with any member of our executive staff. The loss of the services of any of these individuals could have a material adverse effect on our operating results. No assurance can be given that their services will be available in the future. Our success will also be dependent on our ability to attract and retain additional qualified management personnel.

RISKS RELATED TO FIREARM SALES

     We currently do not, nor do we intend to, engage in the sale of handguns, sporting rifles or assault rifles to the public. We do wholesale forfeited handguns, sporting rifles and assault rifles to licensed firearm dealers leaving us open to the risk of lawsuits from persons who may claim injury as a result of an improper sale by the licensed firearm dealers. No such claims have been asserted against us as of the date of this Prospectus. We maintain insurance covering potential risks related to the sale of firearms.

RISKS RELATED TO AUTOMOBILE TITLE LOANS

     Alabama, Georgia and South Carolina pawn regulations allow us to advance funds secured by automobile titles. Approximately eight percent of our total revenues during Fiscal 1998 were related to pawn service charges generated from such advances. The adoption of additional or the revision of existing laws and regulations impacting our ability to advance funds against automobile titles could have a material adverse effect on our business. In addition, we could be subject to consumer claims and litigation seeking damages based upon wrongful repossession of automobiles.

UTILIZATION OF OFFERING PROCEEDS

     We expect to receive approximately $8.6 million in net proceeds from the Offering assuming a maximum subscription. Although we intend to primarily utilize the net proceeds from the Offering for store expansion, we will have broad discretion to utilize such funds for acquisitions, interest payments, working capital and other general corporate purposes. The use of funds for purposes other than for store expansion could prevent us from meeting our fiscal 1999 store expansion goals. See "Use of Proceeds."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     We do not intend to apply for listing or quotation of the Notes on any securities exchange or stock market. The managing broker dealer has advised us that they intend to make a market in the Notes, subject to any limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the managing broker dealer is not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, we can give no assurance as to the liquidity of any trading market for the Notes or that an active market for the Notes will develop. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. We can give no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions could have an adverse effect on the Notes.

NECESSITY TO MAINTAIN CURRENT PROSPECTUS AND REGISTRATION STATEMENT

     We must maintain an effective registration statement on file with the Commission before any of the Series A Warrants and Series B Warrants (collectively, the "Warrants") may be redeemed or exercised. It is possible that we may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where we are unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. We cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. We have, however, qualified the Series A Warrants and Series B Warrants for listing on the Boston Stock Exchange which provides for blue sky registration in 13 states. See "Description of Capital Stock - Series A Warrants and Series B Warrants."

REDEEMABLE WARRANTS AND IMPACT ON INVESTORS

     We may redeem the Warrants in certain circumstances. Our exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, we may not redeem the Warrants at any time that a current registration statement under the Act is not then in effect. See "Description of Capital Stock Series A Warrants and Series B Warrants."

WARRANTS TO BROKERS

     In connection with the Offering, we will issue up to 600,000 Series A Warrants to participating broker dealers. To the extent that the Series A Warrants are exercised, they would have a dilutive effect on the percentage of outstanding shares of Common Stock. The exercise of the Series A Warrants is likely to occur at a time when we could probably obtain additional equity capital on terms more favorable than those provided by the Series A Warrants. See "Description of Capital Stock - Series A Warrants" and "Plan of Distribution."

NEW MANAGING BROKER DEALER;  MARKET MAKING ACTIVITIES

     Massie Capital, Ltd., the managing broker dealer, was registered as a broker dealer in 1996 and has not acted as the sole or managing broker dealer of any previous offerings. Massie Capital, Ltd. may be deemed to be inexperienced in the management and distribution of public offerings and this lack of experience may adversely affect the ability to complete this Offering.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered by the Company are estimated to range from approximately $6,284,000 from the principal amount of Notes sold as of the date of this Prospectus to $8,600,000 under a maximum subscription after deducting estimated discounts to broker dealers and fees and expenses of the Offering. The net proceeds from the issuance of the Notes, together with the resulting increase in borrowing base availability under the Company's Credit Facility and the net proceeds from the issuance of the 8% Preferred Stock, will be used for store expansion and other working capital and general corporate purposes. At October 30, 1999, $6,961,000 was outstanding under the Credit Facility and an additional $2,039,000 was available to the Company pursuant to the available borrowing base. The Credit Facility matures on October 13, 2001 and all outstanding borrowings at October 30, 1999 bear interest at the prime rate plus three-quarters of one percent (9.00% at October 30, 1999).

     The approximate sources and uses of funds in connection with the Offering and other financing sources during Fiscal 1999 are presented in the table below:

                                                                   Notes Sold        Total
                                                                     To Date        Maximum
                                                                  ------------   ------------
Sources of Funds:
     Proceeds from Notes offered hereby .......................   $  7,334,000   $ 10,000,000
     Proceeds from issuance of 8% Preferred Stock .............      2,500,000      2,500,000
     Additional borrowing base availability under the
       Credit Facility ........................................        600,000      2,039,000
                                                                  ------------   ------------
         Total sources ........................................   $ 10,434,000   $ 14,539,000
                                                                  ============   ============

Uses of Funds:
     Capital expenditures for store expansion .................   $  6,906,000   $ 10,411,000
     Payment of interest on the Notes .........................        750,000      1,000,000
     Working capital and other general corporate purposes .....      1,500,000      1,500,000
     Fees and expenses from issuance of 8% Preferred Stock ....        228,000        228,000
     Fees and expenses of the Offering ........................      1,050,000      1,400,000
                                                                  ------------   ------------
         Total uses ...........................................   $ 10,434,000   $ 14,539,000
                                                                  ============   ============

     The Company anticipates utilizing the net proceeds to open approximately 20 to 22 stores under a maximum subscription. The exact allocation of the proceeds for such purposes and the timing of such expenditures may vary significantly depending upon numerous factors, including the number of stores to be developed by the Company. Pending the application of such proceeds, the Company intends to invest the net proceeds of this Offering in short-term, investment-grade securities. The Company estimates that such proceeds combined with additional capital to fund anticipated growth beyond 20 to 22 stores will be sufficient to fund such expenditures and other cash requirements for the next 12 months. Over the longer term, it is likely that the Company will require additional capital to fund its anticipated growth. The Company has no present plans, proposals, arrangements, commitments, agreements or understandings with respect to any acquisitions. However, the Company may use a portion of the net proceeds to acquire additional stores or other pawnshop companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company at October 30, 1999 and (ii) such consolidated capitalization as adjusted to give effect to (1) the amount of Notes sold as of the date of this Prospectus and (2) the amount of Notes sold under a maximum subscription. The following table should be read in conjunction with the respective Consolidated Financial Statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                                                     October 30, 1999
                                                                             --------------------------------
                                                                                               Pro Forma
                                                                                        ---------------------
                                                                                        Notes Sold
                                                                              Actual      To Date    Maximum
                                                                             --------   ----------   --------
                                                                                      (in thousands)

Long-term notes payable, net of current installments (2) .................   $ 13,623    $ 14,295    $ 16,961
                                                                             --------    --------    --------

Stockholders' equity:
   8% Convertible preferred stock, $6.00 par value; authorized 416,667 shares; 416,667 shares issued and outstanding (liquidation
      preference $6.00 per share) ........................................      2,500       2,500       2,500
   Common stock, $.01 par value; authorized 20,000,000 shares;
      7,230,877 issued (1) ...............................................         72          72          72
   Series A redeemable common stock purchase warrants, $0.125 par value; 1,782,420 warrants issued and outstanding (actual),
      1,820,040 warrants issued and outstanding (pro forma notes sold to date), and 1,980,000 warrants issued and outstanding (pro forma
      maximum) (1) .......................................................        222         228         248
   Series B redeemable common stock purchase warrants, $0.0625 par
      value; 1,380,000 warrants issued and outstanding (1) ...............         86          86          86
   Additional common stock purchase warrants .............................         60          60          60
   Additional paid-in capital ............................................     21,954      21,954      21,954
   Accumulated deficit ...................................................    (19,793)    (19,793)    (19,793)
   Less treasury stock, at cost; 21,432 common shares ....................        (70)        (70)        (70)
                                                                             --------    --------    --------
         Total stockholders' equity ......................................      5,031       5,037       5,057
                                                                             --------    --------    --------
         Total capitalization ............................................   $ 18,654    $ 19,332    $ 22,018
                                                                             ========    ========    ========

--------------
(1) Does not include: (i) 219,347 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock purchase warrants issued to broker/dealers in connection with the private placements of the Company's securities, (ii) 936,084 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock options issued under the 1997 PawnMart, Inc. Employee Stock Option Plan, (iii) 225,000 shares of Common Stock which may be issued upon exercise of currently outstanding Common Stock options issued under the 1997 Stock Option Plan for Directors, (iv) 120,000 shares of Common Stock, 120,000 Series A Warrants and 120,000 Series B Warrants issuable upon exercise of warrants issued in connection with the Company's initial public offering in March 1998, (v) 2,760,000 shares of Common Stock issuable upon exercise of the Series A Warrants and Series B Warrants issued in connection with the Company's initial public offering in March 1998, (vi) from 440,040 shares of Common Stock under the current amount of Notes sold to date to 600,000 shares of Common Stock under a maximum subscription issuable upon exercise of the Series A Warrants issued to participating broker dealers in connection with this Offering, and (vii) 402,500 common stock purchase warrants issued in connection with the 8% Preferred Stock.

(2) Includes $7,334,000 of Notes sold as of the date of this Prospectus and $10,000,000 in Notes issued under a maximum subscription.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth, for the periods and at the dates indicated, selected historical consolidated financial data of the Company. The summary information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in the Prospectus.

                                                                                                           Nine Months Ended
                                                                Fiscal Years Ended                     ------------------------
                                             --------------------------------------------------------  (Unaudited)  (Unaudited)
                                             January      January    January      January    January      October    October
                                             30, 1999    31, 1998    26, 1997    28, 1996    29, 1995    30, 1999    31, 1998
                                             --------    --------    --------    --------    --------  -----------  -----------
OPERATING DATA:
Pawn Service Charges .....................   $  3,636    $  2,862    $  2,291    $  1,338    $    363    $  4,910    $  2,438
Merchandise Sales ........................      8,170       7,215       5,523       3,052         941       9,285       5,525
Other Income .............................        129         101          89          34           2         153          92
                                             --------    --------    --------    --------    --------    --------    --------
     Total Revenues ......................     11,935      10,178       7,903       4,424       1,306      14,348       8,055
Cost of Sales ............................      5,634       5,192       3,739       1,942         553       6,994       3,754
                                             --------    --------    --------    --------    --------    --------    --------
     Gross Profit ........................      6,301       4,986       4,164       2,482         753       7,354       4,301

Store Operating Expenses .................      5,326       4,040       3,652       2,626       1,000       5,784       3,544
Corporate Administrative Expenses ........      3,074       2,117       1,713       1,589       1,118       2,236       2,308
                                             --------    --------    --------    --------    --------    --------    --------
EBITDA (2) ...............................     (2,099)     (1,171)     (1,201)     (1,733)     (1,365)       (666)     (1,551)
Interest Expense .........................        996       3,761       1,360         720          62         893         866
Depreciation and Amortization ............        618         504         495         375         198         605         419
                                             --------    --------    --------    --------    --------    --------    --------
     Net Loss ............................     (3,713)     (5,436)     (3,056)     (2,828)     (1,625)     (2,164)     (2,836)
Preferred Stock Dividends ................        692         217          --          --          --          33         692
                                             --------    --------    --------    --------    --------    --------    --------
     Net Loss to Common Stockholders .....   $ (4,405)   $ (5,653)   $ (3,056)   $ (2,828)   $ (1,625)   $ (2,197)   $ (3,528)
                                             ========    ========    ========    ========    ========    ========    ========
     Basic and Diluted Loss Per
       Common Share ......................   $  (0.68)   $  (3.01)   $  (1.67)   $  (1.68)   $  (1.02)   $  (0.30)   $  (0.56)
                                             ========    ========    ========    ========    ========    ========    ========

OTHER DATA:
Locations in Operation:
   Beginning of Period ...................         19          19          17           7          --          32          19
   Acquisitions ..........................          3          --           1          --           1           7           1
   Opened ................................         10          --           1          10           6           1           4
                                             --------    --------    --------    --------    --------    --------    --------
   End of Period .........................         32          19          19          17           7          40          24
                                             ========    ========    ========    ========    ========    ========    ========

Average Age of Stores -
   End of Period .........................   2.35 years  2.78 years  1.77 years  .93 years   .61 years   2.49 years  2.83 years
Average Loans Per Location ...............   $    138    $    127    $    117    $     85    $     82    $    171    $    123
Average Inventory Per Location ...........   $     94    $    102    $    104    $     88    $     80    $    173    $    109
Annualized Inventory Turnover ............        2.4x        2.5x        2.3x        1.9x        2.0x        2.0x        2.3x
Ratio of Earning to Fixed Charges (1) ....         --          --          --          --          --          --          --
Cash Dividends Per Common Share ..........   $     --    $     --    $     --    $     --    $     --    $     --    $     --


BALANCE SHEET DATA - END OF PERIOD:
Loans ....................................   $  4,419    $  2,421    $  2,227    $  1,447    $    571    $  6,826    $  2,958
Inventories, Net .........................      3,011       1,944       1,971       1,490         560       6,936       2,610
Working Capital ..........................      6,988       1,758       2,148       2,251         225      14,256       5,379
Total Assets .............................     11,192       6,677       6,474       5,249       2,445      19,898       8,407
Long-Term Notes Payable, Net of
   Current Installments ..................      4,840       9,778       8,288       5,445         866      13,623       1,600
Stockholders' Equity (Deficit) ...........      4,907      (6,222)     (4,278)     (1,274)        422       5,031       5,784

----------------------

     (1) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense incurred (which includes amortization of deferred financing costs) whether expensed or capitalized and a portion of rental expense estimated to be attributable to interest. Earnings were insufficient to cover fixed charges by $3,713,000, $5,436,000, $3,056,000, $2,828,000 and
          $1,625,000 during the fiscal years ended January 30, 1999, January 31, 1998, January 26, 1997, January 28, 1996, and January 29, 1995,
          respectively, and $2,164,000 and $2,836,000 for the nine months ended October 30, 1999 and October 31, 1998, respectively.

     (2)  Earnings before interest, taxes, depreciation and amortization.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     Prior to March 1998, the Company owned and operated 19 stores. The completion of the Company's initial public offering of common stock in March 1998 resulted in net proceeds of $5,583,000 and enhanced the Company's ability to implement its business strategy. In connection with the completion of the initial public offering, the Company automatically converted $9,520,000 of its debt into 2,380,000 outstanding shares of common stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of common stock. Additionally, the Company utilized $2,524,000 of the net proceeds to repay certain notes payable.

     In order to fund store expansion during the fiscal year ended January 30, 1999 ("Fiscal 1998"), the Company utilized the remaining proceeds from the initial public offering and secured a $10 million revolving line of credit with Comerica Bank. With the above, the Company was able to achieve a 68 percent increase in the number of its stores by adding 13 stores during the last nine months of Fiscal 1998. During the nine months ended October 30, 1999, the Company has added eight stores and plans to add six additional stores during last three months of the fiscal year ending January 29, 2000 ("Fiscal 1999") bringing it to a total of 46 stores. The Company's fourth quarter expansion will be funded through borrowings under its line of credit facility, borrowings under the public offering of the 2004 Notes, and the net proceeds from the sale of the 8% Preferred Stock.

     As discussed in the following section, the Company's results of operations and cash flows are significantly impacted by (i) expansion through development of new stores or acquisitions of existing stores in locations that meet site selection, store size and configuration requirements in selected markets and
(ii) the maturation cycle of stores.

Initial Capital Expenditures and Costs Associated with Expansion

     The Company's strategy is to develop or acquire stores in selected regional and local markets meeting required store size, configuration, and site selection requirements. The Company believes that such anticipated expansion will continue to provide economies of scale in supervision, purchasing supplies and inventory, administration and marketing by decreasing the overall average cost of such functions per unit owned. After a suitable market has been selected, management determines whether expansion through development of new stores or through acquisitions would result in the most favorable impact on profitability and capital requirements.

     After a suitable location has been found and a lease and license are obtained, a new store can be ready for business within six to eight weeks, with completion of counters, vaults and security system and transfer of merchandise from existing stores, and external purchases of pre-owned merchandise. The Company projects the initial capital expenditures and costs associated with opening a new PAWNMART(SM) store to total approximately $250,000 with additional expenditures during the 12 months after opening of approximately $150,000 to fund loan growth and planned start-up losses. Because of these start-up losses and expenditures necessary to support anticipated growth, the Company expects to incur losses during a high-growth phase. There can be no assurance that future initial capital expenditures and costs and start-up losses with new store operations will not vary from historical amounts.

     The Company will generally acquire stores in locations meeting its site selection criteria if (i) the total capital expenditures required to acquire the existing store are less than or equal to the total costs to develop a new store,
(ii) the acquisition does not result in significant goodwill balances, and (iii) demographic data and due diligence procedures indicate an acceptable growth potential. Because acquired stores mature more quickly than new stores and generally result in lower initial capital expenditures, the Company's profitability and capital requirements are impacted by the number of stores added through acquisition versus the number of new stores added.

Maturation of Newly Established Stores and Acquired Stores

     The revenues and profitability of a new store are primarily impacted by the Company's ability to increase pawn loans during the first 12 months of operations. A new store is generally unprofitable during its first eight to ten months of operations due to the initial loan growth during that period resulting in lower pawn service charges. The Company's new stores experience substantially higher levels of revenues and profitability after reaching two years of age. At October 30, 1999, 21 of the Company's 40 stores were under two years of age. These stores are expected to have a favorable impact on profitability if they achieve the substantially increased lending and retail volumes experienced in the Company's older stores.

     An acquired store will generally mature faster than a new store due to an established base of customers and the Company's ability to accelerate the maturation of the store's pawn loan balances. The Company's profitability during rapid expansion will be significantly impacted by its ability to acquire existing stores meeting the Company's acquisition criteria. There can be no assurance that future store revenues and store profitability will not vary from historical amounts.

     Selected elements of the Company's consolidated financial statements are presented below for the fiscal years ended January 30, 1999, January 31, 1998, and January 29, 1997, and for the nine months ended October 30, 1999 and October 31, 1998. The following table, as well as the discussion following, should be read in conjunction with "Selected Historical Consolidated Financial Data" and "Consolidated Financial Statements" and the notes thereto included elsewhere in this Prospectus.

                                                  Fiscal Years Ended                         Nine Months Ended
                                    ----------------------------------------------     -----------------------------
                                     January 30,      January 31,      January 26,      October 30,      October 31,
                                        1999             1998             1997             1999             1998
                                    ------------     ------------     ------------     ------------     ------------
Income statement items as a
   percent of total revenues:

Merchandise sales ...............           68.5%            70.9%            69.9%            64.7%            68.6%
Pawn service charges ............           30.5             28.1             29.0             34.2             30.3
Other ...........................            1.0              1.0              1.1              1.1              1.1
                                    ------------     ------------     ------------     ------------     ------------
   Total revenues ...............          100.0            100.0            100.0            100.0            100.0

Cost of sales ...................           47.2             51.0             47.3             48.7             46.6
                                    ------------     ------------     ------------     ------------     ------------
   Gross profit .................           52.8             49.0             52.7             51.3             53.4
                                    ------------     ------------     ------------     ------------     ------------

Store operating expenses ........           44.6             39.7             46.2             40.4             44.0
                                    ------------     ------------     ------------     ------------     ------------
   Store contribution margin ....            8.2              9.3              6.5             10.9              9.4

Interest expense ................            8.3             36.9             17.2              6.2             10.8
Depreciation and amortization ...            5.2              5.0              6.3              4.2              5.2
Corporate administrative
  expenses ......................           25.8             20.8             21.7             15.6             28.6
                                    ------------     ------------     ------------     ------------     ------------

   Net loss .....................          (31.1)%          (53.4)%          (38.7)%          (15.1)%          (35.2)%
                                    ============     ============     ============     ============     ============

RESULTS OF OPERATIONS

Nine Months Ended October 30, 1999 Compared to Nine Months Ended October 31,
1998

     Total revenues increased 78.1% to $14,348,000 during the nine months ended October 30, 1999 (the "Nine Month 1999 Period") as compared to $8,055,000 during the nine months ended October 31, 1998 (the "Nine Month 1998 Period"). The overall increase was attributable to a 30.5% increase in revenues from Comparable Stores and revenues from New Stores.

     Merchandise sales increased 68.1% to $9,285,000 during the Nine Month 1999 Period from $5,525,000 during the Nine Month 1998 Period due to a 20.9% increase in merchandise sales from Comparable Stores and merchandise sales from New Stores. Average inventory per store increased 78.4% to $173,000 at October 30, 1999 from $97,000 at October 31, 1998 primarily due to continued improvement in the Company's lending operations which have increased the levels of merchandise available for sale and the maturation of New Stores.

     Pawn service charges increased 101.4% to $4,910,000 during the Nine Month 1999 Period from $2,438,000 during the Nine Month 1998 Period primarily due to a 51.2% increase in pawn service charges from Comparable Stores and pawn service charges from New Stores. The increased pawn services charges from Comparable Stores resulted primarily from pawn loans increasing 67.0% to $4,879,000 at October 30, 1999 from $2,921,000 at October 31, 1998.

     Gross profit increased 71.0% to $7,354,000 during the Nine Month 1999 Period from $4,301,000 during the Nine Month 1998 Period primarily due to $1,940,000 in gross profit generated from New Stores and a 26.2% increase in gross profit from Comparable Stores. The increase in gross profit at Comparable Stores is primarily attributable to increased pawn service charges which were offset slightly by decreased gross profit dollars from merchandise sales. The Company's consolidated annualized inventory turnover rate was 2.0 times during the Nine Month 1999 Period compared to 2.3 times during the Nine Month 1998 Period. The decrease is primarily due to a larger base of new stores existing during the Nine Month 1999 Period combined with the effects of increased loan activities that have resulted in higher average amounts of merchandise available for sale. On a Comparable Store basis, the Company's annualized inventory turnover rate remained constant at 2.4 times during both the Nine Month 1999 Period and the Nine Month 1998 Period.

     Store operating expenses increased 63.2% to $5,784,000 during the Nine Month 1999 Period from $3,544,000 during the Nine Month 1998 Period primarily due to expenses attributable to New Stores. On a Comparable Store basis, store operating expenses comprised 34.5% of total revenues during the Nine Month 1999 Period compared to 42.7% of total revenues during the Nine Month 1998 Period. The overall decrease in Comparable Store operating expenses as a percent of total revenues resulted from the Company's ability to leverage store operating expenses due to the 30.5% increase in Comparable Store revenues.

     Store contribution margin increased 107.4% to $1,570,000, or 10.9% of total revenues, during the Nine Month 1999 Period compared to $757,000, or 9.4% of total revenues, during the Nine Month 1998 Period primarily due to significant improvements in the profitability of the Company's Comparable Stores which were offset by the effects of planned start-up losses at New Stores. Excluding the effects of planned start-up losses, the Comparable Store contribution margin increased 110.3% to $1,771,000, or 17.0% of total revenues, during the Nine Month 1999 Period compared to $842,000, or 10.5% of total revenues, during the Nine Month 1998 Period. The following table presents an analysis of Comparable Store performance for the Nine Month 1999 Period compared to the Nine Month 1998 Period.

                                      Nine Months  Nine Months
                                         Ended        Ended
                                      October 30,  October 31,
                                         1999         1998
                                      -----------  -----------
Merchandise sales .................   $    6,648   $    5,498
Pawn service charges ..............        3,676        2,431
Other .............................           98           56
                                      ----------   ----------
   Total revenues .................       10,422        7,985

Cost of sales .....................        5,058        3,734
                                      ----------   ----------
   Gross profit ...................        5,364        4,251

Store operating expenses ..........        3,593        3,409
                                      ----------   ----------
   Store contribution margin ......   $    1,771   $      842
                                      ==========   ==========

     Corporate administrative expenses decreased 3.1% to $2,236,000 during the Nine Month 1999 Period from $2,308,000 during the Nine Month 1998 Period primarily due to decreased professional fees and occupation costs associated with corporate headquarters which were offset by increased labor costs associated with the hiring of additional corporate field and administrative personnel to support current and planned growth. The Company's rapid growth has reduced corporate administrative expenses from 28.6% of total revenues during the Nine Month 1998 Period to 15.6% of total revenues during the Nine Month 1999 Period. Since the Company added 18 stores during the 12 months ended October 30, 1999 and plans to add additional stores during the fiscal year ending January 29, 2000, management anticipates corporate administrative expenses to continue to decrease as a percentage of total revenues.

     Earnings before interest, depreciation and amortization ("EBITDA") improved 57.1% from an EBITDA loss of $1,551,000 during the Nine Month 1998 Period to an EBITDA loss of $666,000 during the Nine Month 1999 Period. The improvement results from overall improvements in the profitability of the Company's stores combined with significant reductions in corporate overhead as a percentage of total revenues.

     Interest expense increased 3.1% to $893,000 during the Nine Month 1999 Period from $866,000 during the Nine Month 1998 Period. The Nine Month 1998 Period includes $495,000 in non-cash interest expense resulting from the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures and $313,000 in interest expense related to debt that was either converted or repaid upon completion of the Company's initial public offering. See note 6 to the consolidated financial statements for the year ended January 30, 1999 included under "Consolidated Financial Statements" included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures. Interest expense during the Nine Month 1999 Period was related to the Company's Credit Facility, the Company's 2004 Notes, and other short-term borrowings.

     During the Nine Month 1998 Period, the Company recognized $674,000 in noncash preferred stock dividends resulting from the accounting treatment relating to the beneficial conversion feature associated with its convertible preferred stock and $18,000 in preferred stock dividends associated with its 12% Series D Convertible Exchangeable Preferred stock. See note 8 to the consolidated financial statements for the year ended January 30, 1999 included under "Consolidated Financial Statements" included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible preferred stock. All classes of the Company's preferred stock converted to common stock upon completion of the Company's initial public offering in March 1998. The Nine Month 1999 Period included $33,000 in preferred stock dividends related to the Company's issuance of 8% Preferred Stock on September 1, 1999.

     Net loss to common stockholders during the Nine Month 1999 Period was $2,197,000, or $0.30 per basic and diluted share, compared to $3,528,000, or $0.56 per basic and diluted share, during the Nine Month 1998 Period.

Fiscal 1998 Compared to Fiscal 1997

     Total revenues increased 17.3% to $11,935,000 during Fiscal 1998 as compared to $10,178,000 during the fiscal year ended January 31, 1998 ("Fiscal 1997"). The overall increase was attributable to a 7.8% increase in comparable store revenues at 19 stores opened 12 months or more as of January 30, 1999 ("Fiscal 1998 Comparable Stores") and revenues from 13 stores added during Fiscal 1998.

     Merchandise sales increased 13.2% to $8,170,000 during Fiscal 1998 from $7,215,000 during Fiscal 1997 due to a 3.2% increase in merchandise sales from Fiscal 1998 Comparable Stores and merchandise sales from 13 stores added during Fiscal 1998. Average inventory per store for Fiscal 1998 Comparable Stores decreased from $102,000 at January 31, 1998 to $101,000 at January 30, 1999.

     Pawn service charges increased 27.0% to $3,636,000 during Fiscal 1998 from $2,862,000 during Fiscal 1997 primarily due to a 20.2% increase in pawn service charges from Fiscal 1998 Comparable Stores and pawn service charges from 13 stores added during Fiscal 1998. The increased pawn services charges from Fiscal 1998 Comparable Stores results primarily from pawn loans increasing 52.3% from $2,421,000 at January 31, 1998 to $3,686,000 at January 30, 1999.

     Gross profit as a percentage of total revenues increased 3.8% from 49.0% during Fiscal 1997 to 52.8% during Fiscal 1998 primarily due to improvements in shrinkage, an uninsured theft at one of the Company's stores during February 1997, and the recording of inventory valuation allowances at January 31, 1998 which were offset by the effect of 13 stores added during Fiscal 1998. On a Fiscal 1998 Comparable Store basis, gross profit as a percentage of total revenues increased 4.4% from 49.0% during Fiscal 1997 to 53.4% during Fiscal 1998. Excluding the uninsured theft at one of its stores during February 1997, the Company's annualized inventory turnover rate was 2.4 times during Fiscal 1998 compared to 2.5 times during Fiscal 1997. Casualty insurance, including burglary coverage, is currently maintained for each of the Company's stores, and fidelity bond coverage is maintained on each of the Company's employees.

     Store operating expenses increased 31.8% to $5,326,000 during Fiscal 1998 from $4,040,000 during Fiscal 1997 primarily due to expenses attributable to 13 stores added during Fiscal 1998, increased labor at Fiscal 1998 Comparable Stores to support increased store activity, and increased advertising expenses. On a Fiscal 1998 Comparable Store basis, store operating expenses comprised 40.6% of total revenues during Fiscal 1998 compared to 39.7% of total revenues during Fiscal 1997.

     Store contribution margin increased 3.1% to $975,000 during Fiscal 1998 compared to $946,000 during Fiscal 1997 primarily due to significant improvements in the profitability of Fiscal 1998 Comparable Stores which were offset by the effects of planned start-up losses at 13 stores added during Fiscal 1998. Excluding the effects of planned start-up losses, the Fiscal 1998 Comparable Store contribution margin increased 49.2% to $1,411,000 during Fiscal 1998 compared to $946,000 during Fiscal 1997. The following table presents an analysis of Fiscal 1998 Comparable Store and new store performance for Fiscal 1998 compared to Fiscal 1997.

                                                 Fiscal 1998                   Fiscal 1997
                                 -------------------------------------------   ------------
                                 Fiscal 1998
                                  Comparable        New
                                    Stores         Stores       Consolidated   Consolidated
                                 ------------   ------------    ------------   ------------
Merchandise sales ............   $      7,447   $        723    $      8,170   $      7,215
Pawn service charges .........          3,440            196           3,636          2,862
Other ........................             88             41             129            101
                                 ------------   ------------    ------------   ------------
   Total revenues ............         10,975            960          11,935         10,178

Cost of sales ................          5,113            521           5,634          5,192
                                 ------------   ------------    ------------   ------------
   Gross profit ..............          5,862            439           6,301          4,986

Store operating expenses .....          4,451            875           5,326          4,040
                                 ------------   ------------    ------------   ------------
   Store contribution ........   $      1,411   $       (436)   $        975   $        946
                                 ============   ============    ============   ============

     Corporate administrative expenses increased 45.2% to $3,074,000 during Fiscal 1998 from $2,117,000 during Fiscal 1997 primarily due to (i) $200,000 in noncash professional fees associated with new store site selection and marketing services in exchange for 44,445 shares of unregistered common stock on May 1, 1998, (ii) increased labor costs associated with the hiring of manager trainees to support store openings, (iii) increased labor costs associated with the hiring of additional executive management to support planned growth, and (iv) increased professional fees associated with human resource development and regulatory matters. Since the Company added 13 stores during Fiscal 1998 and plans to add additional stores during the fiscal year ending January 29, 2000, management anticipates corporate administrative expenses to decrease as a percentage of total revenues.

     Interest expense decreased 73.5% to $996,000 during Fiscal 1998 from $3,761,000 during Fiscal 1997. Fiscal 1998 includes $495,000 in non-cash interest expense resulting from the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures and $313,000 in interest expense related to debt that was either converted or repaid upon completion of the Company's initial public offering. See note 6 to the consolidated financial statements for the year ended January 30, 1999 included under "Consolidated Financial Statements" included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures. Fiscal 1997 included $3,742,000 in interest expense that relates to debt that was either converted or repaid upon completion of the Company's initial public offering.

     Fiscal 1998 includes $674,000 in noncash preferred stock dividends resulting from the accounting treatment relating to the beneficial conversion feature associated with its convertible preferred stock and $18,000 in preferred stock dividends associated with its 12% Series D Convertible Exchangeable Preferred stock. See note 8 to the consolidated financial statements for the year ended January 30, 1999 included under "Consolidated Financial Statements" included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible preferred stock. Fiscal 1997 included $217,000 in preferred stock dividends associated with the Company's 12% Series D Convertible Exchangeable Preferred stock.

     Net loss to common stockholders during Fiscal 1998 was $4,405,000, or $0.68 per basic and diluted share, compared to $5,653,000, or $3.01 per basic and diluted share, during Fiscal 1997.

     At January 30, 1999, the Company's accumulated net operating loss carryforwards for tax purposes were approximately $12,500,000. Such amounts are available to offset future federal taxable income, if any, through 2019.

Fiscal 1997 Compared to Fiscal 1996

     Total revenues increased 28.8% to $10,178,000 during Fiscal 1997 as compared to $7,903,000 during the fiscal year ended January 26, 1997 ("Fiscal 1996"). The overall increase was attributable to a 24.1% increase in comparable store revenues at 17 stores opened 12 months or more as of January 31, 1998 ("Fiscal 1997 Comparable Stores") and revenues from two stores added during Fiscal 1996.

     Merchandise sales increased 30.6% to $7,215,000 during Fiscal 1997 from $5,523,000 during Fiscal 1996 due to a 26.1% increase in merchandise sales from Fiscal 1997 Comparable Stores and merchandise sales from two stores added during Fiscal 1996. Average inventory per store decreased from $104,000 at January 26, 1997 to $102,000 at January 31, 1998.

     Pawn service charges increased 24.9% to $2,862,000 during Fiscal 1997 from $2,291,000 during Fiscal 1996 primarily due to pawn loans increasing 8.7% from $2,227,000 at January 26, 1997 to $2,421,000 at January 31, 1998. The overall increase was attributable to a 19.7% increase in pawn service charges from Fiscal 1997 Comparable Stores and pawn service charges from two stores added during Fiscal 1996. The Company expects that, during the first four years of operation, a store should experience significant increases in loan activity resulting in a higher number of loans being renewed or redeemed, causing pawn service charges to increase as a percentage of loans outstanding.

     Gross profit as a percentage of total revenues declined 3.7% from 52.7% during Fiscal 1996 to 49.0% during Fiscal 1997 primarily due to a conscious effort to sell older inventory, an uninsured theft at one of the Company's stores during February 1997 and allowances provided for shrinkage and valuation based on management's evaluation of inventories on hand. The Company's annualized inventory turnover rate was 2.5 times during Fiscal 1997 compared to
2.3 times during Fiscal 1996 primarily due to increased store traffic and a conscious effort to sell older inventory.

     Store operating expenses increased 10.6% to $4,040,000 during Fiscal 1997 from $3,652,000 during Fiscal 1996 primarily due to increased labor at Fiscal 1997 Comparable Stores to support increased store activity and the addition of two stores during Fiscal 1996. Operating expenses as a percent of total revenues decreased to 39.7% during Fiscal 1997 from 46.2% during Fiscal 1996 primarily resulting from significant increases in Fiscal 1997 Comparable Store merchandise sales and pawn service charges discussed above.

     Store contribution margin increased 84.8% to $946,000 during Fiscal 1997 compared to $512,000 during Fiscal 1996 primarily due to increases in Fiscal 1997 Comparable Store merchandise sales and pawn service charges which were not offset by corresponding increases in store operating expenses.

     Interest expense increased 176.5% to $3,761,000 during Fiscal 1997 from $1,360,000 during Fiscal 1996 primarily due to $1,885,000 in additional non-cash interest expense recognized in the fourth quarter of Fiscal 1997 resulting from the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures and increases in the aggregate outstanding principal amount of convertible subordinated debentures. See note 6 to the consolidated financial statements for the year ended January 30, 1999 included under "Consolidated Financial Statements" included elsewhere in this Prospectus for a discussion of the accounting treatment relating to the beneficial conversion feature associated with the Company's convertible subordinated debentures.

     Corporate administrative expenses increased 23.6% to $2,117,000 during Fiscal 1997 from $1,713,000 during Fiscal 1996 primarily due to (i) increased salaries associated with the hiring of additional executive management, (ii) increased expenses associated with development of marketing programs, (iii) increased expenses associated with the Company's comprehensive insurance package, (iv) and increased professional fees associated with human resource development, the preparation of the Company's franchise offering circular and fees associated with the preparation of tax returns. However, administrative expenses decreased to 20.8% of total revenues during Fiscal 1997 compared to 21.7% during Fiscal 1996 primarily resulting from significant increases in comparable store merchandise sales and pawn service charges discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to the completion of its initial public offering in March 1998, the Company's operations were financed from funds generated from private debt and equity offerings and funds generated from operations. In March 1998, the Company received net proceeds of approximately $5,583,000 from the completion of its initial public offering. In connection with the completion of the initial public offering, $9,520,000 in aggregate principal amount of the Company's 14% convertible subordinated debentures were automatically converted into 2,380,000 outstanding shares of Common Stock and all classes of the Company's preferred stock were automatically converted into an aggregate of 1,482,766 outstanding shares of Common Stock. Additionally, the Company utilized $2,524,000 of the net proceeds to repay certain notes payable.

     On October 13, 1998, the Company entered into a $10 million revolving credit facility with Comerica Bank (the "Credit Facility"). At October 30, 1999, $6,961,000 was outstanding under the Credit Facility and an additional $2,039,000 was available to the Company pursuant to the available borrowing base. The Credit Facility bears interest at either (i) the prevailing prime rate plus 0.75%, which was 9.00% at October 30, 1999, or (ii) the prevailing LIBOR rate plus 3.35%, and matures on October 13, 2001. Amounts available under the Credit Facility are limited to certain percentages of pawn loans, inventories, and pawn service charges receivable. The Credit Facility is collateralized by substantially all of the unencumbered assets of the Company. Under the terms of the Credit Facility, the Company is required to maintain certain financial ratios and comply with certain technical covenants. The Company was in compliance with these requirements and covenants as of October 30, 1999. The Company is required to pay an annual commitment fee of 1/2 of 1% on the average daily unused portion of the Credit Facility commitment. The Company is prohibited from paying cash dividends or acquiring treasury stock under the terms of the Credit Facility unless specifically approved by Comerica Bank.

     On March 11, 1999, the Company commenced a public offering of up to $10 million in principal amount of the 2004 Notes. The 2004 Notes are being offered on a "best efforts" basis by participating NASD Broker-Dealers. Interest on the 2004 Notes is payable monthly commencing with the second full calendar month following issuance. At the option of the Company, the 2004 Notes may be redeemed prior to December 31, 2004 at stipulated redemption prices. The Company had issued a total of $6,707,000 and $7,334,000 of the 2004 Notes as of October 30, 1999 and December 15, 1999, respectively.

     On September 1, 1999, the Company sold 416,667 shares of 8% Convertible, $6.00 par value per share resulting in net proceeds of $2,272,000. The 8% Preferred Stock bears dividends at 8% per annum and is payable quarterly in cash. The 8% Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the 8% Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of 8% Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the 8% Preferred Stock, in whole or in part, at 100% of the par value of the 8% Preferred Stock then outstanding. Each share of the 8% Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders. In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share.

     At October 30, 1999, the Company's primary sources of liquidity were $637,000 in cash and cash equivalents, $754,000 in pawn service charges receivable, $6,826,000 in pawn loans outstanding, $6,936,000 in inventories, and $2,039,000 of available and unused funds under the Company's Credit Facility. The Company had a current ratio of approximately 12.5 to 1.0 and 5.8 to 1.0 at October 30, 1999 and January 30, 1999, respectively. Net cash used in operating activities was $6,056,000 during the Nine Month 1999 Period and $2,478,000 during the Nine Month 1998 Period.

     The Company believes its planned roll-out of PAWNMART(SM) stores will be funded by borrowings under the Credit Facility, cash flows generated from its established stores, net proceeds from the offering of the 2004 Notes, net proceeds from the issuance of the 8% Preferred Stock, and future debt or equity offerings. The Company's store expansion during the remainder of Fiscal 1999 during the next fiscal year will largely be dependent upon the amount of 2004 Notes sold, the Company's ability to utilize its remaining borrowing base under its Credit Facility, and the Company's ability to obtain debt or equity financing. In the event the Company is unable to sell the maximum subscription or additional financing alternatives are not obtained, its planned expansion schedule is likely to be reduced or modified. No assurance can be made that the Company will be able to sell the maximum subscription of 2004 Notes or obtain additional financing.

YEAR 2000 COMPLIANCE

     The Year 2000 problem concerns the inability of information systems to properly recognize date-sensitive information beyond December 31, 1999.

     The Company has completed its project to bring its software and systems into Year 2000 compliance in time to minimize any significant or detrimental effects on its operations. The project covered information systems, operating systems, other non-financial systems equipment and significant third-party vendors. The Company adopted a five level process toward Year 2000 compliance:
(1) awareness; (2) assessment (identification of where failures may occur, solutions, workarounds, and plans to repair or replace); (3) renovation (repair, replace or retire systems that cannot properly process Year 2000 dates); (4) validation; and (5) implementation.

     The Company applied the five level process to both its information technology ("IT") systems and non-IT systems. Computer equipment and software commonly thought of as IT systems include point-of-sale, accounting, data processing, telephone and other miscellaneous systems. Non-IT systems include alarm systems, security observation equipment, HVAC units, fax machines, and other miscellaneous systems. The Company believes that it has identified the internal business systems that are susceptible to system failures or processing errors as a result of the Year 2000 problem.

     The Company's proprietary operating software system represents its only critical internal business system. The proprietary operating software system has been upgraded and tested for Year 2000 compliance. The vendors which supply the Company's accounting applications, payroll, and other financial software systems have certified or represented that their products are Year 2000 compliant. The Company has upgraded all of its hardware to mitigate Year 2000 problems from affecting its operations. Management currently believes that the Company has achieved Year 2000 compliance for all of the hardware and software components affecting its daily operations. In the event a Year 2000 problem exists, management's contingency plans include operating the Company's stores on a manual, non-computerized basis.

     The Company has contacted its significant vendors and suppliers to determine the extent to which the Company may be exposed to those parties' failure to remediate their own Year 2000 issues. While there can be no guarantee that the systems of these vendors and suppliers will be properly tested and converted, management currently believes that all of its significant vendors and suppliers have achieved Year 2000 compliance.

     Based on its completion of the five level Year 2000 process, the Company does not foresee significant risks associated with the Year 2000 problem. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems have been identified or will be corrected. With this in mind, management has developed contingency plans for implementation in the event a significant third party vendor does not adequately address the Year 2000 problem or unexpected problems occur in the Company's operations. These plans primarily involve using backup sites, alternative vendors or internal remediation. In the event of a Year 2000 problem, the Company could likely suffer a number of operational inconveniences and inefficiencies for both the Company and its customers that could divert management's time and attention and financial and human resources from its ordinary business activities.

                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURES ABOUT MARKET RISK

     The Company's primary market risk exposure relates to changes in interest rates related to its long-term notes payable. The Company's revolving line of credit with Comerica Bank bears interest at a variable rate that is frequently adjusted on the basis of market rate changes and is equal to rates available for debt with similar characteristics. Accordingly, management believes that the carrying value of such debt approximates its fair value. The 2004 Notes bear interest at a fixed rate of 12% per annum. As a result, the Company's only interest rate risk is the opportunity loss associated with this debt should interest rates decline for debt with similar characteristics. The aggregate maturities of long-term notes payable as of October 30, 1999 are as follows:

                        Fiscal Years Ending January,
                                  2000                 $      120
                                  2001                         --
                                  2002                      6,961
                                  2003                         --
                                  2004                         --
                                  2005                      6,662
                                                       ----------
                                 Total                 $   13,743
                                                       ==========

     The carrying amount of all other financial instruments included in the Company's consolidated balance sheets approximate fair value due to the short maturity of these instruments.

                                    BUSINESS

GENERAL

     PawnMart, Inc. was incorporated under the laws of the State of Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994, the Company changed its name to PCI Capital Corporation and conducted business under the trade name "PAWNMART(SM)." On October 21, 1997, the Company changed its name to "PawnMart, Inc." As of December 15, 1999, the Company was one of five publicly traded pawnshop operators in the United States, and owned and operated 42 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas. The Company's principal office is located at 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116 and its telephone number is
(817) 569-9305.

     The Company is a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The Company generates income in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise.

     Prior to March 1998, the Company owned and operated 19 stores. The completion of the Company's initial public offering of common stock in March 1998 resulted in net proceeds of $5,583,000 and enhanced the Company's ability to implement its business strategy. In connection with the completion of the initial public offering, the Company automatically converted $9,520,000 of its debt into 2,380,000 outstanding shares of common stock and 3,661,200 shares of preferred stock into 1,482,766 outstanding shares of common stock. Additionally, the Company utilized $2,524,000 of the net proceeds to repay certain notes payable.

     In order to fund store expansion during Fiscal 1998, the Company utilized the remaining proceeds from the initial public offering and secured a $10 million revolving line of credit with Comerica Bank. With the above, the Company was able to achieve a 68 percent increase in the number of its stores by adding 13 stores during the last nine months of Fiscal 1998. During the nine months ended October 30, 1999, the Company has added eight stores and plans to add six additional stores during last three months of Fiscal 1999 bringing it to a total of 46 stores. The Company's fourth quarter expansion will be funded through borrowings under its line of credit facility, borrowings under the public offering of the 2004 Notes, and the net proceeds from the sale of the 8% Preferred Stock.

INDUSTRY

     The pawnshop industry is a multi-billion dollar, rapidly growing industry with an increasing number of states adopting favorable pawnshop regulations. States with favorable pawn regulations include, but are not limited to, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Mississippi, North Carolina, Oklahoma, South Carolina, Tennessee, and Texas. The industry is highly fragmented, with approximately 94 percent of the approximately 13,500 stores in the United States owned by "mom and pop" operators and approximately 6 percent owned by five public companies.

     Pawnshops provide short-term secured loans. Most pawn loans are for less than $500. Industry sources believe that banks could not recover the administrative costs of these small loans without substantial increases in rates and charges. In addition, many pawn loans are to people who would not qualify as "credit worthy" at a bank. An estimated 20-40 million people occasionally have short-term needs, such as for utility bills and medical expenses. For these people, pawnshops supply cash conveniently and quickly. The Company believes that pawnshops generally perform well during recessions and all other economic cycles due to (i) the need for loans by non-banking individuals remaining stable during such economic cycles and (ii) pawnshops serving as a value-priced retailer regardless of economic conditions.

BUSINESS STRATEGY

     The Company has developed extensive demographical information that identifies both its borrowing and retail customers. Based on its research, the Company has observed somewhat different demographics for its customers from those generally published for the pawnshop industry. This data indicates that the Company's customers have a slightly higher median household income and that females comprise a higher percentage of its customer base. In this regard, the Company's strategic market positioning targets these customer groups for both pawn and retail transactions with specialty retail concepts such as "PAWNMART(SM) - An Estate Sale Everyday(SM)." To appeal to these customers, all PAWNMART(SM) stores are attractive, clean, well-lit and often located close to national discount stores, with merchandise displayed in an organized and easy-to-shop manner similar to national discount stores.

     The Company's strategic objective is to implement a rapid roll-out of PAWNMART(SM) stores in order to capitalize upon growth opportunities afforded by the highly fragmented pawnshop industry. To achieve its strategic objectives, the Company has adopted the following strategy:

     o Developing or Acquiring Stores That Meet Site Selection, Store Size and Configuration Requirements in Selected Markets. The Company believes that ideal site selection is one of the most critical factors in creating a successful PAWNMART(SM) store. In this regard, the Company has developed extensive customer demographics that identify both its borrowing and retail customers. The Company, therefore, believes that by opening new stores or by acquiring existing stores only in locations meeting its demographic and site selection requirements, it will be well situated to compete effectively in the highly fragmented pawnshop industry. Second, the Company believes that the "look and feel" of its stores is an important factor in establishing a successful specialty finance and retail store. By opening new stores or acquiring existing stores only in accordance with its specifications, the Company can ensure that each PAWNMART(SM) has a similar "look and feel."

     o Market Positioning Strategy. The Company's strategy is to operate attractive stores that are clean, well-lit and conveniently located, with merchandise displayed in an organized and easy-to-shop manner, similar to national discount stores. The Company's store design and layout specifically target both its borrowing and retail customers.

     o Utilize Targeted Database Marketing. The Company has developed a targeted database marketing segmentation system that identifies the customers for both pawn and product sales from proprietary data collected at the store level. Given this customer information, the Company has developed a marketing strategy that seeks to leverage its understanding of customer demographics, motivations and purchasing behavior. This demographic data will be utilized for customer acquisition, retention and promotions, store site selection, and for developing in-store promotions.

     o Expand in Metropolitan Areas in States with Favorable Pawn Regulations. The Company's roll-out strategy is to generate operating efficiencies in supervision, administration, purchasing and marketing by first expanding in the metropolitan areas surrounding its existing stores, and thereafter, in metropolitan areas in states with favorable pawn regulations.

     o Utilize Information Technology. The Company has developed PAWNLINK(TM), a proprietary software system, which is connected to a "wide area network" that allows for real-time point of sale connectivity. PAWNLINK(TM) is a user friendly, menu driven software package that operates in a Windows 95/98(TM) environment. PAWNLINK(TM) interfaces with the Company's centralized database, assists in determining the amount of funds to advance on any particular pawn item, and provides in-store assistance with operational and sales management, inventory control and accounting.

     o Operational Excellence. The Company believes that its success will be substantially dependent on its ability to achieve excellence in operating its stores. In this regard, the Company intends to capitalize upon the operational expertise of its experienced management team and board of directors, employ specialty retailers and pawnbrokers as store management personnel, utilize extensive training programs for employees and maintain effective extensive operating controls.

STORE OPERATIONS

Lending

     The Company is a specialty finance and retail enterprise principally engaged in developing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. The pledged tangible personal property is intended to provide security to the Company for the repayment of the amount advanced plus accrued pawn service charges. Pawn loans are made without personal liability to the borrower. Because the pawn loan is made without the borrower's personal liability, the Company does not investigate the creditworthiness of the borrower, but relies on the pledged personal property, and the possibility of its forfeiture, as a basis for its lending decision.

     At the time a pawn transaction is entered into, a pawn loan agreement, commonly referred to as a pawn ticket, is delivered to the borrower that sets forth, among other items, the name and address of the pawnshop and the pledgor, the pledgor's identification number from his or her driver's license or other approved identification, the date, the identification and description of the pledged goods, including applicable serial numbers, the amount financed, the finance and service charge, the maturity date, the total amount that must be paid to redeem the pledged goods on the maturity date and the annual percentage rate.

     The Company contracts for a pawn service charge as compensation for the use of the funds advanced to cover such costs as storage, insurance, title investigation and other transaction costs. The statutory service charges on loans at the Company's stores range from 12% to 300% on an annualized basis depending upon individual state regulations and the amount of the pawn loan. Pawn service charges contributed to 30.5%, 28.1%, and 29.0% of the Company's total revenues during Fiscal 1998, Fiscal 1997, and Fiscal 1996, respectively. At January 30, 1999, the Company had approximately 40,000 outstanding pawn loans totaling $4,419,000, for an average of $110 per advance.

     The pledged property is held through the term of the transaction, which generally is one month with an automatic sixty-day redemption period, except for automobile title loans, where a shorter redemption period applies under state regulations. The term of the transaction may continue if the pawn loan is extended prior to the end of the redemption period. Extensions are for one month with an additional redemption period. In the event the borrower does not repay or extend the pawn loan by the end of the redemption period, the unredeemed collateral is forfeited to the Company and becomes merchandise available for sale.

     The recovery of the amount advanced, as well as realization of a profit on the sale of merchandise, is dependent on the Company's initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect the Company's ability to recover the carrying cost of the acquired collateral. However, historically, the Company has experienced profits from the sale of such merchandise.

Retail Sales

     The Company retails pre-owned products acquired either when a pawn loan is not repaid or from individual customers or other sources. Merchandise sales contributed to 68.5%, 70.9%, and 69.9% of the Company's total revenues during Fiscal 1998, Fiscal 1997, and Fiscal 1996, respectively. The Company realized gross profit margins on merchandise sales of 31.0%, 28.0%, and 32.3% during Fiscal 1998, Fiscal 1997, and Fiscal 1996, respectively. During Fiscal 1998, $6,701,000 of products were added to inventory, of which $4,465,000 was from pawn loans not repaid and $2,236,000 was purchased from customers, vendors and through other acquisitions.

     The Company provides its customers with a 30-day guarantee on pre-owned products, providing the customer with an exchange or cash refund. The Company believes that most pawnshops do not offer this type of guarantee. Additionally, the Company provides a layaway plan, with a maximum holding period of 90 days, whereby the customer agrees to purchase an item by making an initial cash deposit ranging from 10% to 20% of the sales price and making additional, non-interest bearing payments of the balance of the sales price in accordance with a specified schedule. The Company holds the item until the sales price is paid in full. Should the customer fail to make a required payment, the item becomes inventory available for sale and previous payments are forfeited to the Company.

     The Company provides an allowance for inventory valuation on its merchandise held for resale based upon management's evaluation of the marketability of the merchandise. Management's evaluation takes into consideration the age of slow moving merchandise on hand and markdowns necessary to liquidate slow moving merchandise. At January 30, 1999 and January 31, 1998, total merchandise held for resale was $3,011,000 and $1,944,000, respectively, after reduction for a valuation allowance of $141,000 and $160,000, respectively.

Retail Store Management

     Each location has a store manager who typically supervises its personnel and assures that it is managed in accordance with Company guidelines and established policies and procedures. Each store manager reports to a District Manager who will typically supervise up to 10 stores. At December 15, 1999, the Company had established seven operating districts, each of which was managed by a District Manager.

Trade Name

     The Company operates its stores under the trade name "PAWNMART(SM)." The Company has registered the "PAWNMART(SM)" marks and descriptive logos and phrases with the United States Patent and Trademark Office.

Personnel

     As of December 1, 1999, the Company had a total of 235 employees (of which 16 were in executive, administrative, clerical and accounting functions), 122 of whom were salaried and 113 of whom were hourly employees. The Company has an established training program that provides a combination of classroom instruction and on-the-job loan and specialty retail training. The Company maintains a performance-based compensation plan for all store employees, based on, among other factors, profitability and special promotional contests. None of the Company's employees are covered by collective bargaining agreements. The Company considers its employee relations to be satisfactory.

COMPETITION

     The Company encounters significant competition in connection with the operation of its business. In connection with lending operations, the Company competes with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. The Company's competitors in connection with its retail sales include numerous retail and discount stores. Many competitors have greater financial resources than the Company, including Cash America International, Inc., First Cash Financial Services, Inc., and EZCORP, Inc. These competitive conditions may adversely affect the Company's revenues, profitability and ability to expand.

     The Company's stores are positioned similarly to national discount stores. They are attractive, clean, well-lit and conveniently located. Merchandise is displayed in an organized, easy-to-shop manner and the Company's stores do not retail handguns, sporting rifles or assault rifles. The Company believes that this positioning provides a more comfortable and desirable shopping experience with better customer demographics.

     In addition, the Company faces competition in the acquisition of existing stores. Several competing pawnshop companies have implemented expansion and acquisition programs. There can be no assurance that the Company will be more successful than its competitors in pursuing acquisition opportunities and leases for attractive start-up locations. Increased competition could also increase prices for attractive acquisition candidates.

OPERATING CONTROLS

     The Company has an organizational structure that management believes can support a larger operating base. The store locations are monitored on a daily basis from corporate headquarters through an online, real-time computer network system. The Company has an internal audit staff that performs physical counts of merchandise inventory and pawn loan collateral at each of the Company's locations approximately every 60 days. Additionally, the internal audit staff assists the corporate headquarters in verifying that the Company's policies and procedures are consistently followed. Management believes that the current operating and financial controls and computer systems are adequate for its current operating base and for anticipated expansion in the near term.

REGULATION

     The Company's store operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations in the five states in which it operates. Set forth below is a summary of the state pawnshop regulations in those states of the Company's present operating locations.

     Georgia Pawnshop Regulations. Georgia state law requires pawnbrokers to maintain detailed permanent records concerning pawn transactions and to keep them available for inspection by duly authorized law enforcement authorities. The Georgia statute prohibits pawnbrokers from failing to make entries of material matters in their permanent records; making false entries in their records; falsifying, obliterating, destroying, or removing permanent records from their places of business; refusing to allow duly authorized law enforcement officers to inspect their records; failing to maintain records of each pawn transaction for at least four years; accepting a pledge or purchase from a person under the age of eighteen or who the pawnbroker knows is not the true owner of the property; making any agreement requiring the personal liability of the pledgor or seller or waiving any of the provisions of the Georgia statute; or failing to return or replace pledged goods upon payment of the full amount due (unless the pledged goods have been taken into custody by a court or a law enforcement officer). In the event pledged goods are lost or damaged while in the possession of the pawnbroker, the pawnbroker must replace the lost or damaged goods with like kinds of merchandise. Under Georgia law, total interest and service charges may not, during each thirty-day period of the loan, exceed 25% of the principal amount advanced in the pawn transaction (except that after ninety days from the original date of the loan, the maximum rate declines to 12.5% for each subsequent thirty-day period). The statute provides that municipal authorities may license pawnbrokers, define their powers and privileges by ordinance, impose taxes upon them, revoke their licenses, and exercise such general supervision as will ensure fair dealing between the pawnbroker and his customers.

     Alabama Pawnshop Regulations. The Alabama Pawnshop Act regulates the licensing, operation and reporting requirements of pawnshops in that state. The general fitness of pawnshop applicants is investigated by the Supervisor of the Bureau of Loans of the State Department of Banking (the "Supervisor"). The Supervisor also issues pawnshop licenses. The Alabama Pawnshop Act requires that certain bookkeeping records be maintained and made available to the Supervisor and to local law enforcement authorities and that motor vehicles are retained on the premises for at least 21 days prior to sale by the pawnshop. The Alabama Pawnshop Act establishes a maximum allowable pawn service charge of 300% annually.

     North Carolina Pawnshop Regulations. In North Carolina, the Pawnbrokers Modernization Act of 1989 regulates the licensing, reporting and financial responsibility of pawnbrokers. Appropriate city and county governments must be petitioned in order to acquire a license. Once licensed, a pawnbroker must keep consecutively numbered records of each and every pawn transaction. No pawnbroker may receive an effective rate of interest in excess of 2% per month, except that the pawnbroker may charge additional fees up to 20% per month for services such as title investigation, insurance, reporting fees, etc., so long as certain total dollar limits are not exceeded. Mobile homes, recreational vehicles, or motor vehicles other than a motorcycle may not be pledged.

     South Carolina Pawnshop Regulations. In South Carolina, the Department of Consumer Affairs regulates the licensing, reporting and financial responsibility of pawnbrokers. Pawnbrokers may not make loans in excess of $2,000 and are required to mail written notices of impending forfeitures to pledgors at least ten days prior to the forfeiture date for loans greater than $50. The Department of Consumer Affairs has prescribed stratified loan amounts and the maximum allowable rates of service charges that pawnbrokers in South Carolina may charge for the lending of money within each stratified range of loan amounts ranging from 8.4% to 25% per month.

     Florida Pawnshop Regulations. The Florida Pawnbroking Act provides for the licensing and bonding of pawnbrokers in Florida and for the Department of Agriculture and Consumer Services' Division of Consumer Services to investigate the general fitness of applicants and generally to regulate pawnshops in the state. The statute limits the pawn service charge that a pawnbroker may collect to a maximum of 25% of the amount advanced in the pawn for each 30 day period of the transaction. The law also requires pawnbrokers to maintain detailed records of all transactions and to deliver such records to the appropriate local law enforcement officials. Among other things, the statute prohibits pawnbrokers from falsifying or failing to make entries in pawn transaction forms, refusing to allow appropriate law enforcement officials to inspect their records, failing to maintain records of pawn transactions for at least two years, making any agreement requiring the personal liability of a pledgor, failing to return pledged goods upon payment in full of the amount due (unless the pledged goods had been taken into custody by a court or law enforcement officer or otherwise lost or damaged), or engaging in title loan transactions at licensed pawnshop locations. It also prohibits pawnbrokers from entering into pawn transactions with a person who is under the influence of alcohol or controlled substances, a person who is under the age of eighteen, or a person using a name other than his own name or the registered name of his business.

     Texas Pawnshop Regulations. Pursuant to the terms of the Texas Pawnshop Act, the Texas Consumer Credit Commissioner has primary responsibility for the regulation of pawnshops and enforcement of laws relating to pawnshops in Texas. The Company is required to furnish the Texas Consumer Credit Commissioner with copies of information, documents and reports which are required to be filed by it with the Securities and Exchange Commission.

     The Texas Pawnshop Act prescribes the stratified loan amounts and the maximum allowable rates of service charges that pawnbrokers in Texas may charge for the lending of money within each stratified range of loan amounts ranging from one percent per month to 20% per month.

     As part of the license application process, any existing pawnshop licensee who would be affected by the granting of the proposed application may request a public hearing at which to appear and present evidence for or against the application. For an application for a new license in a county with a population of 250,000 or more, certain proximity restrictions to other pawnshops may limit the Company's ability to obtain a new license.

     Other Regulatory Matters, Etc. With respect to firearm sales, each of the stores must comply with the Brady Handgun Violence Prevention Act (the "Brady Act"), which took effect on February 28, 1994. The Brady Act imposes a waiting period/background check in connection with the disposition of handguns by federally licensed firearms dealers. In addition, the Company must continue to comply with the longstanding regulations promulgated by the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms, which require each store dealing in guns to maintain a permanent written record of all receipts and dispositions of firearms.

     In addition to the state statutes and regulations described above, many of the Company's stores are subject to municipal ordinances, which may require, for example, local licenses or permits, additional zoning restrictions, and specified record-keeping procedures, among other things. Each of the Company's stores, voluntarily or pursuant to municipal ordinance, provides to the police department having jurisdiction copies of all daily transactions involving pawn loans and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card.

     A copy of the transaction ticket is provided to local law enforcement agencies for processing by the National Crime Investigative Computer to determine rightful ownership. Goods which are either purchased or held to secure pawn loans and which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owner. However, the Company historically has not experienced a material number of claims of this sort, and the claims experienced have not had a material adverse effect on the Company's consolidated results of operations.

     Casualty insurance, including burglary coverage, is maintained for each of the Company's stores, and fidelity bond coverage is maintained on each of the Company's employees.

     Management of the Company believes its operations are conducted in material compliance with all federal, state and local laws and ordinances applicable to its business.

PROPERTY

     The Company's corporate offices are leased under a seven year lease expiring on August 31, 2006. At December 15, 1999, the Company operated 42 leased store locations with monthly rental payments ranging from $1,250 to $7,000 per location and having initial lease terms expiring from January 2000 through August 2005. All of the Company's leased locations, other than one, include renewal options. The size of the leased store locations range from approximately 1,500 to 13,000 square feet. With the exception of the location in Weatherford, Texas, the Company leases all of these properties from unaffiliated third parties. See "Certain Relationships and Related Transactions." The following table sets forth the geographic markets served by the Company and the number of stores in each market as of December 15, 1999.

                                        Number of Stores
                                        ----------------
Georgia:
     Atlanta Metropolitan Area .......           23
     Dalton ..........................            1
     Rome ............................            1
     Calhoun .........................            1
                                           --------
         Total Georgia ...............           26
                                           --------

Alabama:
     Birmingham ......................            1
     Mobile ..........................            4
     Dothan ..........................            1
                                           --------
         Total Alabama ...............            6
                                           --------

North Carolina:
     Charlotte .......................            4
                                           --------
         Total North Carolina ........            4
                                           --------

South Carolina:
     Greenville Metropolitan Area ....            2
                                           --------
         Total South Carolina ........            2
                                           --------

Florida:
     Pensacola .......................            1
                                           --------
         Total Florida ...............            1
                                           --------

Texas:
    Burleson .........................            1
    Fort Worth .......................            1
    Weatherford ......................            1
                                           --------
         Total Texas .................            3
                                           --------
         Total .......................           42
                                           --------

     The Company considers its equipment, furniture and fixtures and leased buildings to be in good condition. The Company's leases typically require the Company to pay all maintenance costs, insurance costs and property taxes.

LEGAL PROCEEDINGS

     The Company is a defendant in certain lawsuits encountered in the ordinary course of its business. Certain of these matters are covered to an extent by insurance. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Company furnishes its shareholders with annual reports containing audited financial statements and such other reports as deemed appropriate or as may be required by law. Requests for information may be directed to Carson R. Thompson, Chairman of the Board, PawnMart, Inc., 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116, telephone number (817) 569-9305.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the directors and executive officers of the Company.

                  Name                            Age                  Position
                  ----                            ---                  --------
Carson R. Thompson (3)(6).............             60     Chief Executive Officer and Chairman of the Board
Michael D. Record.......................           46     President
Thomas W. White........................            30     Senior Vice President and Chief Financial Officer
Randall L. Haden........................           39     Vice President - Information Services
James E. Berk (1)(4)(5)(6)...............          54     Director
Robert D. Bourland, Jr. (1)(4)..........           58     Director
Mark E. Kane (2)(5).....................           45     Director
Monty R. Standifer (2)(4)...............           59     Director
J. Roger Williams (3)(5).................          50     Director

------------
(1)  Class I Director whose term expires in 2002.
(2)  Class II Director whose term expires in 2000.
(3)  Class III Director whose term expires in 2001.
(4)  Member of Audit and Finance Committee.
(5)  Member of Compensation and Human Resource Committee.
(6)  Member of Corporate Governance and Nominating Committee.

     The business experience, principal occupations and employment of each of the directors and executive officers of the Company during at least the past five years, together with their periods of service as directors and executive officers of the Company are set forth below.

     Carson R. Thompson has served as a Director since 1996. In March 1997, he was named Chairman of the Board and Chief Executive Officer of the Company. Prior to this, Mr. Thompson served as President, Chief Executive Officer and Chairman of the Board of The Bombay Company, Inc., a specialty retailer of home furnishing products. Mr. Thompson joined Tandy Corporation, Fort Worth, Texas in 1957, and held various management positions before becoming President in 1981 of Tandy Brands, Inc., a spin-off of Tandy Corporation and a manufacturer and specialty retailer of various products. From 1982 to 1991, Mr. Thompson was Chairman and Chief Executive Officer, from 1991 to 1996, he was Chairman, and from 1996 to 1997, he was President and Chief Executive Officer of The Bombay Company. Mr. Thompson serves as a director of the Osteopathic Health Foundation, Inc. and is a member of the Board of Advisors of the College of Business Administration at the University of Oklahoma.

     Michael D. Record joined the Company in September 1998 as President. Mr. Record was previously employed for six years with Cash America International, Inc., most recently as Vice President of Operations where he was responsible for 118 stores. Mr. Record has been employed in the pawnshop industry for over twenty years.

     Thomas W. White was named Senior Vice President and Chief Financial Officer of the Company in January 1999. From October 1997 until January 1999, he was employed as the Company's Vice President - Finance and Chief Accounting Officer. Mr. White was previously employed for six years with the accounting firm of KPMG LLP, most recently as an assurance and mergers and acquisitions manager serving numerous clients within the financial services, manufacturing and retailing industries.

     Randall L. Haden joined the Company in February 1994 as Vice President - Information Services. From November 1991 until joining the Company, he was employed by Search Capital Group, Inc., a publicly-held consumer finance company, most recently as Vice President - Information Services.

     James E. Berk has served as a Director since 1997. From October 1999 to the present, Mr. Berk has served as Chief Executive Officer of The Store of Knowledge, a retailer of educational products. From January 1999 to October 1999, Mr. Berk has served as a consultant for Berk Development, a consulting firm. From 1997 to 1998, Mr. Berk was Vice Chairman and Chief Executive Officer of APC, Inc., a specialty retailer and wholesaler of auto parts. Mr. Berk founded and, from 1993 to 1997, served as the President, Chief Executive Officer and Chairman of the Board for Teach & Play Smart, Inc., a privately-held specialty retail chain of children's educational products. Prior to that time, he served as President and Chief Executive Officer of Bizmart, Inc., a chain of office products superstores, and President and Chief Operating Officer of The Wholesale Club, a chain of discount retail stores, and served in various other companies in management capacities.

     Robert D. Bourland, Jr. has served as a Director since 1994. From December 1998 to the present, Mr. Bourland has been self-employed as an independent consultant. From September 1998 to December 1998, he served the Company as President - Franchising. From July 1994 to September 1998, he served the Company as President and Chief Operating Officer. From 1985 until joining the Company, he served as President of Cook's Nook, Inc., a specialty retailer of gourmet cookware. From 1964 until that time, he served in various retail management positions with the Radio Shack division of Tandy Corporation, including serving as Senior Vice President - Managing Director, Tandy U.K. and as Tandy's Divisional Vice President responsible for 1,200 Radio Shack stores. Radio Shack is a specialty retailer of consumer electronic products.

     Mark E. Kane has served as a Director since 1997. From April 1998 to the present, Mr. Kane has served as Chief Executive Officer of the Movie Trading Company, Lt, a specialty retailer of new and pre-owned movies. From 1997 through July 1999, Mr. Kane was President and Chief Executive Officer of Compact Discs International, LLC, an international affiliate of CD Warehouse Inc. that owns the worldwide development rights for the CD Warehouse Inc. franchise concept. Mr. Kane founded and, from 1992 to 1997, served as President and Chief Executive Officer of Compact Disc International, Ltd., a national franchising firm specializing in the sale of new and pre-owned compact discs.

     Monty R. Standifer has served as a Director since 1997. Mr. Standifer has been retired since August 1999. From May 1999 to August 1999, Mr. Standifer served as Vice President and Treasurer of Shabang!, Inc., an internet based shopping service. From July 1995 to May 1999, Mr. Standifer served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Gadzooks, Inc., a specialty retailer of apparel products. From June 1992 until July 1995, Mr. Standifer served as Vice President - Treasurer and Chief Financial Officer of Gadzooks, Inc. From July 1991 to June 1992, Mr. Standifer served as Senior Vice President and Chief Financial Officer of AmeriServ Food Company, a food service systems distributor. Prior to that time, Mr. Standifer was a co-founder of Bizmart, Inc., a chain of office products superstores, serving as Vice President Finance, Treasurer and Secretary from its founding in October 1987 until July 1991, shortly after the company was sold. Mr. Standifer was previously employed by Tandy Corporation for 14 years in various financial management positions.

     J. Roger Williams has served as a Director since April 1998. From 1995 to the present, Mr. Williams has served as Chairman of the Board and Chief Executive Officer of Roger Williams Automall in Weatherford, Texas. From 1974 to 1995, he served as President and Chief Executive Officer of Jack Williams Automall, the multi-line dealership founded by his father, Jack Williams, in 1958. Mr. Williams is Chairman of the Board of Vestry Corporation of Fort Worth, Texas and owns and operates Roger Williams Ranches in Weatherford, Texas.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established three committees: an Audit and Finance Committee, a Compensation and Human Resources Committee and a Corporate Governance and Nominating Committee. Each of these committees has one or more members who serve at the discretion of the Board of Directors.

     The Audit and Finance Committee, currently comprised of Messrs. Standifer, Berk and Bourland, is responsible for reviewing the Company's financial statements, audit reports, financial planning, internal financial controls and the services performed by the Company's independent public accountants, and for making recommendations with respect to those matters to the Board of Directors.

     The Compensation and Human Resources Committee, currently comprised of Messrs. Berk, Kane and Williams, is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan.

     The Corporate Governance and Nominating Committee, currently comprised of Messrs. Thompson and Berk, is responsible for developing a strategy and criteria for new board members and making recommendations to the Board of Directors regarding the selection of future board members, board compensation and corporate governance matters.

COMPENSATION OF DIRECTORS

     Cash Compensation. No cash compensation has been paid by the Company to its directors prior to the date of this Prospectus. Directors are reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof.

     1997 Stock Option Plan for Directors. Effective as of October 16, 1997, the 1997 PawnMart, Inc. Director Stock Option Plan (the "Directors' Option Plan") was approved by the Company's Board of Directors and the holders of a majority of the outstanding shares of the Company's Common Stock.

     Stock options will be granted under the Directors' Option Plan to any director who is not an employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder ("Eligible Directors").

     Newly appointed Eligible Directors will automatically receive an initial grant of options to purchase 25,000 shares of Common Stock upon their appointment to the Board of Directors. All Eligible Directors will receive annual grants of options to purchase the lesser of 20,000 shares of Common Stock or $200,000 in market value of underlying Common Stock as of the date following each annual meeting of the Company's stockholders. The exercise price of options granted under the Directors' Option Plan shall be one hundred percent (100%) of the fair market value of the Common Stock on the date of grant or such higher price as may be determined by the Compensation and Human Resources Committee. Options granted pursuant to the Directors' Option Plan are immediately exercisable. The expiration date can be no more than ten years from the date of grant. Payment for shares purchased upon exercising an option is made in cash or by certified check, bank draft or money order, or by delivery of previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in such Common Stock.

     A maximum of 263,788 shares of Common Stock (subject to certain anti-dilution adjustments) may be issued to Eligible Directors upon the exercise of options granted under the Directors' Option Plan. As of the date of this Proxy Statement, options for 225,000 shares of Common Stock had been granted and are outstanding under the Directors' Option Plan. All options have exercise prices ranging from $3.00 to $4.44 per share of Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation earned by the Chief Executive Officer of the Company and each executive officer of the Company whose total annual salary and bonus exceeds $100,000 during Fiscal 1998, Fiscal 1997 and Fiscal 1996 (collectively, the "Named Executive Officers"). As of the date hereof, the Company has not granted any stock appreciation rights.

                                                                               Long-Term
                                                       Annual Compensation    Compensation
                                                     -----------------------   Securities
Name and Principal                          Fiscal                             Underlying       All Other
Position During Fiscal 1998                  Year    Salary ($)    Bonus ($)   Options (#)   Compensation ($)
---------------------------                 ------   ----------    ---------  -------------  ----------------
Carson R. Thompson .....................     1998      150,000           --      175,000           --
     Chairman of the Board and               1997       80,769        6,000      164,867           --
     Chief Executive Officer (1)(2)          1996           --           --           --           --

Robert D. Bourland, Jr .................     1998       97,112           --           --       27,000
     President, Chief Operating              1997       90,000        5,400       98,920           --
     Officer and Director (1)(3)             1996       90,000       17,500           --           --

-------------------
(1) Mr. Thompson and Mr. Bourland received personal benefits in addition to salary and bonuses. The aggregate amount of such personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus.
(2) Mr. Thompson joined the Company in March 1997 at an annual salary of $100,000.
(3) From July 1994 to September 1998, Mr. Bourland served the Company as President and Chief Operating Officer. From September 1998 to December 1998, he served the Company as President - Franchising. In December 1998, Mr. Bourland resigned as President - Franchising and currently serves only as a director. In connection with the resignation, Mr. Bourland received $27,000 in severance pay and 39,136 stock options were cancelled.

     The following table summarizes grants of options to purchase shares of Common Stock under the PawnMart, Inc. 1997 Employee Stock Option Plan made during Fiscal 1998 to Named Executive Officers.

                                                                   Individual Grants
                                    --------------------------------------------------------------------------------
                                                     Percent of
                                      Number of        Total
                                      Securities      Options
                                      Underlying     Granted To    Exercise or
                                       Options      Employees in    Base Price   Expiration     Black-Scholes Grant
               Name                 Granted (#)(1)   Fiscal Year    ($/Share)       Date       Date Present Value(3)
               ----                 --------------  ------------   -----------   ----------    ---------------------
Carson R. Thompson
     Chairman of the Board and
     Chief Executive Officer (1)         175,000         28.1%         $4.25       6/12/08           $259,507

Robert D. Bourland, Jr.
     President, Chief Operating
     Officer and Director (2)                 --           --             --            --                 --

-------------------------------
(1) The options to purchase shares of Common Stock were granted under the 1997 PawnMart, Inc. Employee Stock Option Plan and vest over a period of five years.
(2)  No options were granted to Mr. Bourland during Fiscal 1998.
(3) The grant date present value has been determined using the Black-Scholes option pricing model with assumptions for the expected term of 3.93 years, the risk-free interest rate of 5.04%, the expected volatility of 37.90%, and no expected dividend yield.

     There were no exercises of stock options by any of the Named Executive Officers during Fiscal 1998. The table below lists the number of shares of Common Stock underlying each option held by the Named Executive Officers as of January 30, 1999.

                                             Number of Securities Underlying       Value of Unexercised In-The-Money
                                         Unexercised Options at Fiscal Year End      Options At Fiscal Year End ($)
                 Name                         (#) Exercisable/Unexercisable            Exercisable/Unexercisable
                 ----                    --------------------------------------    ---------------------------------
Carson R. Thompson                                 65,946/273,921                                $0/$0 (1)

Robert D. Bourland, Jr. (2)                        19,784/40,000                                 $0/$0 (1)

------------------
(1) All exercisable and unexercisable options held by Named Executive Officers have exercise prices ranging from $3.79 to $4.25 per share. At January 30, 1999, the closing market price of the Company's Common Stock as reported by the NASDAQ SmallCap Market was $1.66 per share.
(2) In connection with Mr. Bourland's resignation in December 1998, 39,136 unexercisable options were cancelled. The remaining 40,000 unexercisable options vested on April 30, 1999.

EMPLOYMENT AGREEMENTS

     On September 7, 1998, the Company entered into an employment agreement with Mr. Record providing for a minimum beginning annual salary of $120,000 and a $30,000 signing bonus. The employment agreement, which expires on December 31, 2000, provides Mr. Record with annual salary reviews at the beginning of each fiscal year and provides for his participation in any Company bonus plans upon the Company achieving an acceptable level of profitability. In connection with the employment agreement, Mr. Record was granted 125,000 stock options at an exercise price of $3.00. The options vest over a four-year period and expire in September 2008. In the event Mr. Record is terminated "without cause" or as a result of a "change of control" prior to expiration date of the agreement, Mr. Record is entitled to one-half of his annual base salary. The employment agreement also includes other provisions relating to benefits customary in agreements of this nature.

EMPLOYEE STOCK OPTION PLAN

     The Board of Directors and the stockholders of the Company have approved the adoption of the 1997 PawnMart, Inc. Employee Stock Option Plan (the "Plan"). Stock options granted pursuant to the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or non-qualified stock options. The number of shares of Common Stock reserved for issuance pursuant to the Plan is 1,000,000 shares. As of the date of this Prospectus, options for 936,084 shares of Common Stock had been granted and are outstanding under the Plan. All options have exercise prices ranging from $3.00 to $4.25 per share of Common Stock.

     The Plan is administered by the Compensation and Human Resources Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plan, the Committee has the exclusive power to grant options, to interpret the Plan, to grant waivers of restrictions thereunder and to adopt such rules and regulations as it may deem necessary or appropriate in keeping with the objectives of the Plan.

     Options granted pursuant to the Plan become exercisable on such date or dates as may be established by the Committee. The exercise price of options granted under the Plan may not be an amount less than the market value of Common Stock at the time of grant. The exercise price must be paid in full in cash at the time an option is exercised or, if permitted by the Committee, by means of tendering previously owned shares of Common Stock held for at least six months (at their fair market value), or partly in cash and partly in Common Stock.

     In the event of a stock split, stock dividend, combination or reclassification or certain other corporate transactions, the Committee is authorized to make appropriate adjustments to the exercise price and number of shares subject to options granted under the Plan. Subject to certain limitations, the Board of Directors is authorized to amend, modify or terminate the Plan to meet any changes in legal requirements or for any other purpose permitted by law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 1, 1999, certain information with respect to voting securities, the Common Stock shares, beneficially owned by (i) each person who is known by the Company to beneficially own more than five percent of the Company's outstanding shares of Common Stock, (ii) the directors and certain executive officers of the Company, individually; and (iii) the directors and all executive officers of the Company as a group.

                                                                        Shares Beneficially Owned (1)(2)
                                                                     -------------------------------------
                                                                     Number of Shares     Percent of Total
                                                                     ----------------     ----------------
BENEFICIAL OWNER
Directors and Executive Officers:

Carson R. Thompson (3)(9) .........................................      501,358                6.5%
Michael D. Record (3)(10) .........................................       58,225                  *
Thomas W. White (3)(11) ...........................................       26,074                  *
Randall L. Haden (3)(12) ..........................................       67,904                  *
Robert D. Bourland (4)(13) ........................................      134,094                1.7%
James E. Berk (5)(14) .............................................       53,243                  *
Monty R. Standifer (6)(14) ........................................       73,243                1.0%
Mark E. Kane (7)(14) ..............................................       52,343                  *
J. Roger Williams (8)(15) .........................................       73,500                1.0%
   All directors and executive officers as a group (9 persons) ....    1,039,984               13.5%

*Less than 1% of the outstanding shares of Common Stock.
(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such persons.
(2) In calculating the percentage of shares beneficially owned, the number of shares of Common Stock deemed outstanding was 7,700,168. This number includes 490,723 shares issuable pursuant to stock options and warrants that may be exercised within sixty (60) days after December 1, 1999.
(3)  His address is 6300 Ridglea Place, Suite 724, Fort Worth, Texas 76116.
(4)  The address for Mr. Bourland is 1500 West 5th Street, Fort Worth, Texas
     76102.
(5)  The address for Mr. Berk is 1005 Edgewater Court, Colleyville, Texas 76034.
(6)  The address for Mr. Standifer is 4032 Pirates Beach, Galveston, Texas
     77554.
(7) The address for Mr. Kane is 1017 N. Central Expressway, Suite 100, Plano, Texas 75075.
(8) The address for Mr. Williams is 1015 Fort Worth Street, Weatherford, Texas 76086.
(9)  Includes options exercisable into 137,052 shares of Common Stock.
(10) Includes options exercisable into 56,225 shares of Common Stock.
(11) Includes options exercisable into 16,831 shares of Common Stock.
(12) Includes options and warrants exercisable into 31,831 shares of Common
     Stock.
(13) Includes options exercisable into 59,784 shares of Common Stock.
(14) Includes options exercisable into 40,000 shares of Common Stock.
(15) Includes options and warrants exercisable into 69,000 shares of Common
     Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1997, Mr. Thompson acquired an aggregate of 375,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D Preferred Stock") for $750,000 in connection with Mr. Thompson's becoming a Chief Executive Officer of the Company. In connection with the completion of the Company's initial public offering on March 20, 1998, the 375,000 shares of Series D Preferred Stock were automatically converted into 187,500 shares of Common Stock at a conversion price of $4.00. In March of 1996, Mr. Thompson purchased a principal amount of $228,000 of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 which converted into 57,000 shares of Common Stock in connection with the completion of the Company's initial public offering on March 20, 1998. In October 1997, Mr. Standifer acquired an aggregate of 50,000 shares of Series D Preferred Stock for $100,000 in connection with Mr. Standifer's becoming a Director of the Company. In connection with the completion of the Company's initial public offering on March 20, 1998, the 50,000 shares of Series D Preferred Stock were automatically converted into 25,000 shares of Common Stock at a conversion price of $4.00.

     During January and February 1998, the Company issued $225,000 in aggregate principal amount of unsecured notes payable to Mr. Thompson in consideration for Mr. Thompson advancing the Company $225,000. The notes, which accrued interest at 12 percent, were paid in full by the Company on March 20, 1998. During September and October 1998, the Company issued $322,000 in aggregate principal amount of unsecured notes payable to Mr. Thompson in consideration for Mr. Thompson advancing the Company $322,000. The notes, which accrued interest at 10 percent, were paid in full by the Company on October 16, 1998. The Company believes that said arrangements were no less favorable to the Company than would be available from unrelated third parties.

     All future transactions between the Company and its officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent, disinterested directors of the Company. Furthermore, any forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's counsel or independent counsel.

                   DESCRIPTION OF SUBORDINATED NOTES DUE 2004

     The 12% Subordinated Notes mature on December 31, 2004, and are limited to an aggregate principal amount of $10,000,000 issued pursuant to the Notes Indenture (the "Note Indenture"). The Notes bear interest at the rate of 12% per annum payable monthly on the fifteenth of each month beginning with the second full calendar month following issuance, to the person in whose name the Notes (or any predecessor Notes) are registered at the close of business on the 1st of each month.

     Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes are exchangeable and transferable, at an office or agency of the Trustee for the Notes or such other office or agency permitted under the Note Indenture. The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. The Company may require the holder of a Note to reimburse the Company for any out-of-pocket costs incurred by the Company with respect to a transfer or exchange of a Note. The Trustee for the Notes will be Trust Management, Inc., Fort Worth, Texas.

     The following is a summary of the Notes. Capitalized terms used but not otherwise defined in this summary have the meanings assigned thereto in the Note Indenture.

     Subordination. Payment of principal and interest and all other amounts on the Notes is unsecured and subordinated; subject to the prior payment in full of all Senior Debt. Upon (i) the maturity of any Senior Debt, whether by lapse of time, upon redemption or by acceleration or otherwise, or (ii) any default in the payment of any amount due in respect of principal or interest in respect of any Senior Debt or (iii) any distribution or payment of assets or securities of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full of the principal thereof and interest due thereon before the holders of the Notes are entitled to receive any payment. During the continuance of any default or event of default under any agreement governing Senior Debt permitting acceleration of the maturity thereof (other than a default or event of default relating to payment of principal or interest, either at maturity, upon redemption, by declaration or otherwise) and upon giving notice thereof, no payment may be made on the Notes for a period of 179 days after the notice is given, but payments may thereafter be resumed unless such payments are then prohibited by the Note Indenture. Only one notice may be given effect within any period of 360 consecutive days, and no more than one notice may be given with respect to any continuing default or event of default. If, in any of the situations referred to above, a payment is made to the Trustee for the Notes or to any holder thereof before all Senior Debt has been paid in full or provision has been made for such payment to such Trustee or such holder, such payment must be paid over to the holders of Senior Debt or their respective representatives. The failure to make payment on account of principal of or other interest on the Notes by reason of such subordination will not prevent the occurrence of any event of default under the Note Indenture.

     Optional Redemption. The Notes may be redeemed at the option of the Company, in whole or from time to time in part, at any time, on not more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amounts thereof), together with accrued and unpaid interest (if any) to the date of redemption (subject to the rights of the holders of Notes to receive interest due on the related interest payment date): (i) Prior to March 31, 2000 - 103%; (ii) From April 1, 2000 to March 31, 2001 - 102%; (iii) From
April 1, 2001 to March 31, 2002 - 101%; and (iv) Subsequent to March 31, 2002 - 100%.

     Restrictive Covenants. Certain of the covenants in the Note Indenture are restrictive on the operations and activities of the Company. The covenants described are subject to a number of important qualifications and limitations.

     Limitation on Restricted Payments. The Note Indenture provides that, subject to certain exceptions, the Company is not permitted to, directly or indirectly, make certain restricted payments if, at the time of such restricted payments or after giving effect thereto: (i) a default or an event of default will have occurred and be continuing under the terms of the Note Indenture, or
(ii) the aggregate amount of all restricted payments subsequent to the Notes Issuance Date (the "Notes Issue Date") would exceed (A) the aggregate net cash proceeds received by the Company from an issue or sale of certain of its qualified capital stock, subsequent to the Notes Issue Date (other than capital stock issued or sold to (x) an employee stock ownership plan or other trust established by the Company or (y) management employees); and (B) the amount by which indebtedness of the Company, as applicable, is reduced on the Company's balance sheet upon the conversion or exchange of such indebtedness subsequent to the Notes Issue Date for qualified capital stock of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange).

     Limitation on Sales of Assets. The Note Indenture provides that the Company is not permitted to, make any asset disposition except in limited circumstances unless (i) consideration is received by the Company at the time of such asset disposition at least equal to the fair market value of the shares, property and assets subject to such asset disposition, (ii) except in certain limited circumstances, at least 75% of such consideration consists of cash, temporary cash investments or the assumption of Senior Debt of the Company and the release thereof from all liability relating thereto, (iii) 100% of the net cash proceeds from such asset disposition are applied as follows: (A) within the 365 day period after receipt of any net cash proceeds, or as permitted by the terms of the Note Indenture (the last day of such period, an "Application Date"), the Company may apply all or a portion of such net cash proceeds to reinvestment (whether by acquisition of an existing business or expansion, including, without limitation, capital expenditures) in one or more certain permitted lines of business, or any combination thereof, and (B) to the extent such net cash proceeds are not applied as set forth above in clause (A), the Company will apply all remaining net cash proceeds of such asset disposition to an offer to purchase (an "Asset Disposition Purchase Offer") Notes, on the first Business Day occurring 60 Business Days after the Application Date (the "Asset Disposition Purchase Date") for cash at a purchase price equal to 100% of the principal amount of the Notes so purchased plus accrued and unpaid interest thereon to the Asset Disposition Purchase Date, in accordance with the procedures set forth in the Note Indenture. Any net cash proceeds which remain after the acquisition by the Company of Notes in accordance with the procedures set forth in the Note Indenture will cease to be net cash proceeds. Notwithstanding the foregoing, the Company will not be required to make an Asset Disposition Purchase Offer until such time as the aggregate amount of net cash proceeds from asset dispositions required to be so applied to the purchase of Notes exceeds $2,000,000, and then the total amount of such net cash proceeds will be applied to an Asset Disposition Offer. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to any Asset Disposition Purchase Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions relating to the Asset Disposition Purchase Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Limitations on Transactions with Affiliates. The Note Indenture provides that the Company is not permitted to, directly or indirectly, conduct any business, enter into or permit to exist any transaction (including, without limitation, the sale, conveyance, disposition, purchase, exchange or lease of any property, the lending, borrowing or advancing of any money or the rendering of any services) with, or for the benefit of, any affiliate of the Company unless such affiliate transaction (i) is in the best interest of the Company,
(ii) is on terms as favorable to the Company as those that could be obtained at the time of such transaction for a similar transaction in arm's-length dealings with a Person who is not such an affiliate and (iii) with respect to each such transaction involving aggregate payments or value in excess of $750,000, the transaction is approved by a disinterested majority of the board of directors of the Company; provided, however, that the foregoing will not prohibit (A) any restricted payment permitted to be paid under "Limitation on Restricted Payments", (B) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (C) loans or advances permitted under the Note Indenture to employees in the ordinary course of business in accordance with past practices of the Company, (D) the payment of reasonable fees to independent directors of the Company or (E) reasonable and customary indemnification arrangements between the Company and their respective directors and officers (to the extent that such indemnification arrangements are permitted under applicable law).

     Trustee and Escrow Agent. The Trustee for the Notes is Trust Management, Inc., a Texas trust company. The escrow agent for the Notes is Norwest Bank Texas, N.A.

                         DESCRIPTION OF CREDIT FACILITY

     On October 13, 1998, the Company entered into a $10 million revolving credit facility with Comerica Bank (the "Credit Facility" or "Senior Debt"). The following description of the Credit Facility is qualified in its entirety by reference to the original agreement, copies of which have been previously filed with the Securities and Exchange Commission. The following is a description of the general terms of the Credit Facility.

SECURITY

     Indebtedness of the Company under the Credit Facility is secured by a first priority security interest in substantially all of the personal property (including, without limitation, accounts receivable, inventory, equipment and fixtures, and general intangibles) of the Company, whether now owned or hereafter acquired.

INTEREST

     Indebtedness under the Credit Facility bears interest at a floating rate equal to, at the Company's option, the Eurodollar Rate (as defined in the credit agreement) plus 3.35% or Comerica Bank's Prime Rate plus .75%. The Company is required to pay interest on a monthly basis under the terms of the terms of the Credit Facility.

BORROWING BASE

     Advances under the Credit Facility are limited to 70% of eligible pawn loans, 70% of eligible pawn service charges receivable, and from 40% to 70% of eligible inventories.

MATURITY

     Loans made pursuant to the Credit Facility may be borrowed, repaid and reborrowed from time to time until the October 13, 2001, subject to the satisfaction of certain conditions on the date of any such borrowing.

FEES

     The Company is required to pay Comerica Bank a commitment fee equal to 1/2 of 1% per annum, payable monthly, on the committed undrawn amount of the Credit Facility. In addition, the Company was required to pay a non-refundable closing fee in an amount equal to 1% of the total commitment amount of the Credit Facility.

CONDITIONS TO EXTENSIONS OF CREDIT

     The obligation of Comerica Bank to make advances under the Credit Facility are subject to the satisfaction of certain customary conditions including, but not limited to, the absence of a default or event of default under the Credit Facility, all representations and warranties under the Credit Facility being true and correct in all material respects and the absence of a material adverse change.

COVENANTS

     The Credit Facility contains customary covenants of the Company, including, without limitation, restrictions on (i) the incurrence of debt, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from shareholders and (v) various financial covenants, including covenants requiring the maintenance of a minimum store contribution percentage for stores open twelve months or more and a minimum net worth requirement.

EVENTS OF DEFAULT

     The Credit Facility contains certain customary events of default, including without limitation, (i) the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances, (ii) non-fulfillment of the covenants described above, (iii) certain changes in control of the ownership of the Company, (iv) certain events of bankruptcy or insolvency, (v) ERISA funding requirement deficiencies and (vi) material judgments. If any event of default occurs, Comerica Bank will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Facility and may require all such amounts outstanding thereunder to be immediately paid in full.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock and selected provisions of its Restated Certificate of Incorporation and By-laws, is a summary and is qualified in its entirety by the Company's Restated Certificate of Incorporation and By-laws, as amended, copies of which have been previously filed with the Securities and Exchange Commission.

GENERAL

     The total amount of authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 416,667 shares of 8% convertible preferred stock, par value $6.00 per share (the "8% Preferred Stock"). The Company had 7,230,877 shares of Common Stock, no shares of Preferred Stock, and 416,667 shares of 8% Preferred Stock issued at December 15, 1999. The Company has approximately 1,000 holders of record of the Company's Common Stock. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the By-laws of the Company which have been previously filed with the Securities and Exchange Commission and by the provisions of applicable law.

     The Restated Certificate of Incorporation and By-laws contains certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

     The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise required by law or the Restated Certificate of Incorporation, the Common Stock will vote on all matters submitted to a vote of the stockholders, including the election of directors.

PREFERRED STOCK

     The Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

8% PREFERRED STOCK

     In September 1999, the Board of Directors authorized the issuance of 416,667 shares of 8% Preferred Stock for $2,500,000. The 8% Preferred Stock bears dividends at 8% per annum and is payable quarterly in cash. The 8% Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the 8% Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of 8% Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the 8% Preferred Stock, in whole or in part, at 100% of the par value of the 8% Preferred Stock then outstanding. Each share of the 8% Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders.

SERIES A WARRANTS

     At the commencement of the Offering in March 1999, the Company has outstanding Series A Warrants to purchase an aggregate of 1,380,000 shares of Common Stock at an exercise price of $6.00 per share. In connection with this Offering, the Company has agreed to issue up to 600,000 Series A Warrants to purchase an aggregate of 600,000 shares of Common Stock (assuming a maximum subscription) at an exercise price of $6.00 per share. See "Plan of Distribution." The Series A Warrants are registered in a form pursuant to an agreement dated March 20, 1998 (the "Series A Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as the Warrant Agent (the "Warrant Agent"). The 600,000 Series A Warrants issued in connection with this Offering will be issued pursuant to a supplemental warrant agreement between the Company and the Warrant Agent. The following discussion of certain terms and provisions of the Series A Warrants is qualified in its entirety by reference to the Series A Warrant Agreement.

      Each of the Series A Warrants entitles the registered holder to purchase one share of Common Stock. The Series A Warrants are exercisable at a price equal to $6.00 subject to certain adjustments. The Series A Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Series A Warrants may be exercised at any time and continuing thereafter until March 17, 2003, unless such period is extended by the Company. After the expiration date, Series A Warrant holders shall have no further rights. Series A Warrants may be exercised by surrendering the certificate evidencing such Series A Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Series A Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Series A Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

     Series A Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Series A Warrants, at a price of $.05 per Series A Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $9.00 per share, subject to adjustment. If the Company exercises its right to call Series A Warrants for redemption, such Series A Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Series A Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Series A Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Series A Warrants at any time that a current registration statement under the Act is not then in effect.

     The Series A Warrant Agreement permits the Company and the Warrant Agent without the consent of Series A Warrant holders, to supplement or amend the Series A Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Series A Warrant holder. The Company and the Warrant Agent may also supplement or amend the Series A Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Series A Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Series A Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Series A Warrants without the consent of each Series A Warrant holder affected thereby.

     In order for the holder to exercise a Series A Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Series A Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Series A Warrants prior to the exercise of such Series A Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors - Necessity to Maintain Current Prospectus and Registration Statement" and "State Blue Sky Registration Required to Exercise Warrants."

SERIES B WARRANTS

     Presently, the Company has outstanding Series B Warrants to purchase an aggregate of 1,380,000 shares of Common Stock at an exercise price of $8.00 per share. The Series B Warrants are registered in a form pursuant to the Warrant Agreement between the Company and Warrant Agent. The following discussion of certain terms and provisions of the Series B Warrants is qualified in its entirety by reference to the Warrant Agreement.

     Each of the Series B Warrants entitles the registered holder to purchase one share of Common Stock. The Series B Warrants are exercisable at a price equal to $8.00 subject to certain adjustments. The Series B Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Series B Warrants may be exercised at any time and continuing thereafter until March 17, 2004, unless such period is extended by the Company. After the expiration date, Series B Warrant holders shall have no further rights. Series B Warrants may be exercised by surrendering the certificate evidencing such Series B Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Series B Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Series B Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

     Series B Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Series B Warrants, at a price of $.05 per Series B Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $11.00 per share, subject to adjustment. If the Company exercises its right to call Series B Warrants for redemption, such Series B Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Series B Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Series B Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Series B Warrants at any time that a current registration statement under the Act is not then in effect.

     The Warrant Agreement permits the Company and the Warrant Agent without the consent of Series B Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Series B Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Series B Warrants then outstanding; however, no such supplement or amendment may
(i) make any modification of the terms upon which the Series B Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Series B Warrants without the consent of each Series B Warrant holder affected thereby.

     In order for the holder to exercise a Series B Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Series B Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Series B Warrants prior to the exercise of such Series B Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Act. See "Risk Factors - Necessity to Maintain Current Prospectus and Registration Statement" and "State Blue Sky Registration Required to Exercise Warrants."

REPRESENTATIVE WARRANTS

     Presently, the Company has outstanding Representative's Warrants to purchase up to 120,000 shares, 120,000 Series A Warrants and 120,000 Series B Warrants. The Representatives' Warrants are exercisable for a four-year period commencing March 17, 1999 at an exercise price of $8.70 per share of Common Stock, $.15 per warrant for the Series A Warrants, and $.075 per warrant for the Series B Warrants. In addition, the Company has granted certain registration rights with respect to registration of the shares of Common Stock and Warrants underlying the Representative's Warrants (the "Underlying Warrants") and the shares of Common Stock issuable upon exercise of the Underlying Warrants. The Company has agreed to pay the Representative upon the exercise or redemption of the Series A Warrants and Series B Warrants a fee equal to 5% of the gross proceeds received by the Company from the exercise of the Series A Warrants and Series B Warrants and 5% of the aggregate redemption price for Series A Warrants and Series B Warrants redeemed. Such fee will be paid to the Representative or its designee no sooner March 17, 1999. The Company has agreed to indemnify the First London Securities Corporation, the Company's underwriter in its initial public offering, against certain liabilities arising under the Securities Act of 1933.

OTHER WARRANTS

     Presently, the Company has outstanding warrants to purchase an aggregate of 219,347 shares of Common Stock at an exercise price of $5.50 per share. The Company has granted holders of these warrants certain piggy-back registration rights. These warrants expire January 2, 2002.

     In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

     The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chief Executive Officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

     The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

     Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

     The Restated Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless: (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation will provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company has entered into separate indemnification agreements with its current directors and executive officers which provides such persons indemnification protection in the event the Restated Certificate of Incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Warrants is Continental Stock Transfer & Trust Company, a New York corporation.

                              PLAN OF DISTRIBUTION

     The Company is offering up to $10,000,000 in aggregate principal amount of the Notes. As of the date of this Prospectus, the Company has issued $7,334,000 of Notes in connection this Offering. The Notes are being offered by participating soliciting broker dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"). Such broker dealers shall enter into selling agreements with the Company to use their best efforts to solicit subscriptions for the Notes but will make no legal commitment to sell to investors, or to buy as dealers, any specific amount of the Notes. The Company shall agree to pay each soliciting broker dealer, in consideration for its services, a sales commission of 6.0% of the principal amount Notes sold to investors which such broker dealer identified. Of that amount, a portion may constitute an unallocated due diligence and marketing fee. The Company has agreed to indemnify the broker dealers against certain liabilities, including liabilities under applicable securities laws.

     Massie Capital, Ltd., a duly licensed member of the NASD, is serving as managing broker dealer for the Offering. Massie Capital, Ltd. has agreed to solicit the participation in the Offering of broker dealers acceptable to the Company, and to assist participating broker dealers in the distribution of this Prospectus. For their services as managing broker dealer, Massie Capital, Ltd. will receive a commission of 2.0% of the principal amount of Notes sold in this Offering. Massie Capital, Ltd. will also serve as a selling broker dealer, and in such case, will be entitled to a sales commission of 6.0% of the principal amount of the Notes sold to investors identified by them. In addition, the Company has agreed to pay Massie Capital, Ltd. a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering. Massie Capital, Ltd.'s expenses in excess of the non-accountable expense allowance will be paid by Massie Capital, Ltd. To the extent that the expenses of Massie Capital, Ltd. are less that the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to Massie Capital, Ltd.

     The Company has agreed to issue 60 Series A Warrants to Massie Capital, Ltd. for each $1,000 in principal amount of Notes sold. Massie Capital, Ltd. will distribute up to 40 of such Series A Warrants to participating broker dealers as additional compensation under the Offering. Each Series A Warrant will have an exercise price of $6.00 and will mature on March 17, 2003. See "Description of Capital Stock - Series A Warrants."

     The Offering will terminate on September 30, 2000, unless sooner terminated by the Company upon failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if the Company believes that additional selling efforts will be unsuccessful. Early termination of the Offering may result in the Company selling less than $10 million in aggregate principal amount of the Notes and may expose prior purchasers of Notes to certain risks. See "Risk Factors Inability to Sell Maximum Subscription of Notes."

     The Company has agreed to indemnify participating broker dealers against any costs or liabilities incurred by the broker dealer by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The broker dealers have agreed in turn to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the broker dealer and furnished in writing by the broker dealer. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of such agreements which are filed as exhibits to the Registration Statement.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulation promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Notes as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local, foreign, gift, estate or other tax laws generally is not discussed.

     Except as otherwise indicated below, this discussion assumes that the Notes are held as capital assets (as defined in Section 1221 of the Code) by holders thereof. Additionally, the discussion assumes that the holder of the Note is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust with respect to which a court within the United States is able to exercise primary supervision of the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net basis. Potential Federal income tax consequences to persons who are not listed above are not addressed. Prospective holders are urged to consult their own tax advisors regarding the Federal, state, local, foreign and other tax consequences and other tax considerations of the acquisition, ownership and disposition of the Notes. This discussion is limited to the material U.S. Federal income tax consequences to initial holders of the Notes.

     Stated Interest on Notes. The stated interest on the Notes generally will be includable in the income of the holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for U.S. Federal income tax purposes.

     Market Discount on Resale of Notes. A holder of a Note should be aware that the purchase or resale of a Note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of a Note purchases the Note at a market discount (i.e. a discount other than at original issue), any gain recognized upon the disposition of the Notes by the holder will be taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such Note at the time of disposition. "Market discount" generally means the excess, if any, of a Note's stated redemption price at maturity over the price paid by the holder thereof, unless a de minimis exception applies. A holder who acquires a Note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such Note, if any.

     Any principal payments on a Note acquired by a holder at a market discount will be included in gross income as ordinary income (generally, as interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, a
Note is reduced by the amounts so treated as ordinary income.

     A holder of a Note acquired at a market discount may elect to include market discount in gross income, for Federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a Note makes such an election, the foregoing rules regarding the recognition of ordinary interest income on sales and other dispositions and the receipt of principal payments with respect to such Note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such Note, will not apply.

     Amortizable Bond Premium. A subsequent holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date, other than stated interest, will be considered to have purchased the Note at a "premium." A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or otherwise increase the loss otherwise recognized on the disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Sale, Exchange or Retirement of the Notes. In general, subject to the market discount provisions and amortizable bond premium provisions discussed above, upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holders' adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

     Backup Withholding. A holder of a Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the Notes and the proceeds from the sale, exchange, redemption or retirement of the Note, unless the holder is (i) a corporation or comes within other exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

     A holder of a Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting. Any amount paid as backup withholding will be creditable against the holder's U.S.
Federal income tax liability.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby has been passed upon for the Company by Jakes Jordaan, P.L.L.C., Dallas, Texas. Certain legal matters in connection with the sale of the Securities offered hereby will be passed on for the managing broker dealer by Tom Herbelin, Dallas, Texas. Members of Jakes Jordaan, P.L.L.C. own beneficially an aggregate of 74,933 shares of Common Stock, 5,486 Series A Warrants, and 5,486 Series B Warrants.

                                     EXPERTS

     The consolidated financial statements of PawnMart, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and for each of the years in the three-year period ended January 30, 1999, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.......................................................             F-2

Consolidated Balance Sheets........................................................             F-3

Consolidated Statements of Operations..............................................             F-5

Consolidated Statements of Stockholders' Equity (Deficit) .........................             F-6

Consolidated Statements of Cash Flows..............................................             F-7

Notes to Consolidated Financial Statements.........................................             F-8

                          Independent Auditors' Report



The Board of Directors and Stockholders
PawnMart, Inc.:

We have audited the accompanying consolidated balance sheets of PawnMart, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PawnMart, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended January 30, 1999, in conformity with generally accepted accounting principles.



                                                   KPMG LLP


Fort Worth, Texas
March 12, 1999, except for note 13
     which is as of April 27, 1999

                         PAWNMART, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                 (In Thousands, Except Share and Per Share Data)

                                                                         October 30,   January 30,     January 31,
                                                                            1999           1999           1998
                                                                         -----------   -----------     -----------
                         Assets (Note 6)                                 (Unaudited)
Current assets:
   Cash and cash equivalents                                             $      637     $      298     $      151
   Accounts receivable                                                           98             60             32
   Pawn service charges receivable                                              754            446            233
   Loans                                                                      6,826          4,419          2,421
   Inventories, net                                                           6,936          3,011          1,944
   Prepaid expenses and other current assets                                    249            199             98
                                                                         ----------     ----------     ----------
         Total current assets                                                15,500          8,433          4,879
                                                                         ----------     ----------     ----------

Property and equipment, net (note 4)                                          2,730          2,232            802

Goodwill and other intangible assets, net (note 5)                              543            156             63

Debt issuance costs, net of accumulated amortization of $174,
   $47 and $601 at October 30, 1999, January 30, 1999 and
   January 31, 1998, respectively (notes 2 and 6)                               980            137            545

Other assets                                                                    145            234            388
                                                                         ----------     ----------     ----------

            Total assets                                                 $   19,898     $   11,192     $    6,677
                                                                         ==========     ==========     ==========

           Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
   Accounts payable                                                      $      415     $      523     $      404
   Accrued interest payable                                                     117             36            142
   Accrued payroll and payroll taxes                                            119            206            114
   Deferred rent                                                                130            123            105
   Accrued bonuses                                                               30             42             33
   Other accrued expenses                                                       313            173            253
   Current installments of notes payable, including $347 payable to
      stockholders at January 31, 1998 (notes 2 and 6)                          120            342          2,070
                                                                         ----------     ----------     ----------
            Total current liabilities                                         1,244          1,445          3,121
                                                                         ----------     ----------     ----------

Long-term notes payable, net of current installments (notes 2 and 6)         13,623          4,840          9,778
                                                                         ----------     ----------     ----------
            Total liabilities                                                14,867          6,285         12,899
                                                                         ----------     ----------     ----------


                                      F-3                            (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                     Consolidated Balance Sheets - Continued


                                                                               October 30,     January 30,    January 31,
                                                                                   1999           1999            1998
                                                                               -----------     -----------    -----------
                                                                               (Unaudited)
Stockholder's equity (deficit) (notes 2, 6, 8, 9, 10 and 13)
     Preferred stock, $.01 par value; authorized 10,000,000 shares:
        $.50 Series A Convertible Preferred stock; 2,000,000 shares issued and outstanding at January 31, 1998 (liquidation
          preference of $.50 per share)                                        $       --      $       --      $       20
        Series B Convertible Preferred stock; 1,091,858 shares issued
          at January 31, 1998 (liquidation preference of $2.00 per                     --              --              11
          share)
        Series C Convertible Preferred stock; 26,842 shares issued and outstanding at January 31, 1998 (liquidation preference
          of $2.50 per share)                                                          --              --              --
        12% Series D Convertible Exchangeable Preferred stock; 542,500 shares issued and outstanding at January 31, 1998
          (liquidation preference of $2.00 per share)                                  --              --               6
     8% Convertible preferred stock, $6.00 par value; authorized
       416,667 shares; 416,667 shares issued and outstanding
       at October 30, 1999 (liquidation preference $6.00 per share)                 2,500              --              --
     Common stock, $.01 par value; authorized 20,000,000 shares;
       7,230,877 shares issued at October 30, 1999 and January 30, 1999
       and 1,950,424 shares issued at January 31, 1998                                 72              72              19
     Series A redeemable common stock purchase warrants, $0.125 par value; 1,782,420 and 1,380,000 warrants issued and outstanding at
       October 30, 1999 and January 30, 1999, respectively                            222             173              --
     Series B redeemable common stock purchase warrants, $0.0625 par value; 1,380,000 warrants issued and outstanding at October 30,
       1999 and January 30, 1999                                                       86              86              --
     Additional common stock purchase warrants                                         60              --              --
     Additional paid-in capital                                                    21,954          22,242           7,657
     Preferred stock discount                                                          --              --            (674)
     Accumulated deficit                                                          (19,793)        (17,596)        (13,191)
                                                                               ----------      ----------      ----------
                                                                                    5,101           4,977          (6,152)
                                                                               ----------      ----------      ----------

     Less treasury stock, at cost: 21,432 common shares at October
       30, 1999 and January 30, 1999 and 13,189 common shares and
       25,000 Series B Convertible Preferred shares at January 31, 1998               (70)            (70)            (70)
                                                                               ----------      ----------      ----------

            Total stockholders' equity (deficit)                                    5,031           4,907          (6,222)

Commitments, contingencies and subsequent events (notes 11, 12, 13 and 14)
                                                                               ----------      ----------      ----------
            Total liabilities and stockholders' equity (deficit)               $   19,898      $   11,192      $    6,677
                                                                               ==========      ==========      ==========


See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                      (In Thousands, Except Per Share Data)


                                                Nine Months       Nine Months
                                                  Ended             Ended           Year Ended        Year Ended        Year Ended
                                                October 30,       October 31,      January 30,       January 31,       January 26,
                                                   1999              1998              1999              1998              1997
                                               ------------      ------------      ------------      ------------      ------------
                                                 (Unaudited)       (Unaudited)
Revenues:
   Merchandise sales                           $      9,285      $      5,525      $      8,170      $      7,215      $      5,523
   Pawn service charges                               4,910             2,438             3,636             2,862             2,291
   Other                                                153                92               129               101                89
                                               ------------      ------------      ------------      ------------      ------------
         Total revenues                              14,348             8,055            11,935            10,178             7,903

Cost of sales                                         6,994             3,754             5,634             5,192             3,739
                                               ------------      ------------      ------------      ------------      ------------
         Gross profit                                 7,354             4,301             6,301             4,986             4,164
                                               ------------      ------------      ------------      ------------      ------------

Expenses:
   Store operating (note 11)                          5,784             3,544             5,326             4,040             3,652
   Interest (note 6)                                    893               866               996             3,761             1,360
   Depreciation                                         575               374               555               444               435
   Amortization                                          30                45                63                60                60
   Corporate administrative (note 8)                  2,236             2,308             3,074             2,117             1,713
                                               ------------      ------------      ------------      ------------      ------------
         Total expenses                               9,518             7,137            10,014            10,422             7,220
                                               ------------      ------------      ------------      ------------      ------------

         Net loss                                    (2,164)           (2,836)           (3,713)           (5,436)           (3,056)

Preferred stock dividends (note 8)                       33               692               692               217                --
                                               ------------      ------------      ------------      ------------      ------------

         Net loss to common stockholders       $     (2,197)     $     (3,528)     $     (4,405)     $     (5,653)     $     (3,056)
                                               ============      ============      ============      ============      ============

Loss per common share (note 3(m)):
         Basic                                 $      (0.30)     $      (0.56)     $      (0.68)     $      (3.01)     $      (1.67)
                                               ============      ============      ============      ============      ============
         Diluted                               $      (0.30)     $      (0.56)     $      (0.68)     $      (3.01)     $      (1.67)
                                               ============      ============      ============      ============      ============


See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)

      Years Ended January 26, 1997, January 31, 1998, and January 30, 1999
                     and Nine Months Ended October 30, 1999

                        (In Thousands, Except Share Data)



                                                                                                                    Series A
                                                                                                             redeemable common stock
                                                               Preferred stock             Common stock         purchase warrants
                                                           -----------------------   ----------------------  -----------------------
                                                             Shares       Amount       Shares      Amount      Shares       Amount
                                                           ----------   ----------   ----------  ----------  ----------   ----------
Balance at January 28, 1996                                 3,074,626   $       31    1,759,071  $       17          --   $       --

    Issuance of common stock (note 8)                              --           --       85,927           1          --           --

    Issuance of preferred stock (note 8)                       14,394           --           --          --          --           --

    Acquisition of 9,892 shares of common stock (note 8)           --           --           --          --          --           --

    Net loss                                                       --           --           --          --          --           --
                                                           ----------   ----------   ----------  ----------  ----------   ----------

Balance at January 26, 1997                                 3,089,020           31    1,844,998          18          --           --

    Issuance of common stock (note 8)                              --           --      105,426           1          --           --

    Acquisition of 3,297 shares of common stock (note 8)           --           --           --          --          --           --

    Issuance of preferred stock (notes 8 and 10)              572,180            6           --          --          --           --

    Recognition of Convertible Subordinated Debenture
       beneficial conversion feature (note 6)                      --           --           --          --          --           --

    Recognition of preferred stock beneficial
       conversion feature (note 8)                                 --           --           --          --          --           --

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                 --           --           --          --          --           --

    Preferred stock dividends paid                                 --           --           --          --          --           --

    Net loss                                                       --           --           --          --          --           --
                                                           ----------   ----------   ----------  ----------  ----------   ----------

Balance at January 31, 1998                                 3,661,200           37    1,950,424          19          --           --

    Issuance of common stock and warrants (note 2)                 --           --    1,365,000          14   1,380,000          173

    Issuance of unregistered common stock in exchange
       for services (note 8)                                       --           --       44,445          --          --           --

    Conversion of Convertible Subordinated
       Debentures (notes 2 and 6)                                  --           --    2,380,000          24          --           --

    Conversion of preferred stock (notes 2 and 8)          (3,661,200)         (37)   1,491,008          15          --           --

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                 --           --           --          --          --           --

    Preferred stock dividends paid                                 --           --           --          --          --           --

    Net loss                                                       --           --           --          --          --           --
                                                           ----------   ----------   ----------  ----------  ----------   ----------

Balance at January 30, 1999                                        --           --    7,230,877          72   1,380,000          173

    Issuance of Series A redeemable common stock
       purchase warrants (unaudited)                               --           --           --          --     402,420           49

    Issuance of 8% convertible preferred stock and
       common stock purchase warrants (unaudited)             416,667        2,500           --          --          --           --

    Preferred stock dividends paid (unaudited)                     --           --           --          --          --           --

    Net loss (unaudited)                                           --           --           --          --          --           --
                                                           ----------   ----------   ----------  ----------  ----------   ----------

Balance at October 30, 1999 (unaudited)                       416,667   $    2,500    7,230,877  $       72   1,782,420   $      222
                                                           ==========   ==========   ==========  ==========  ==========   ==========




                                                                      Series B          Additional
                                                              redeemable common stock     common
                                                                 purchase warrants        stock      Additional    Preferred
                                                              -----------------------    purchase      paid-in       stock
                                                                Shares       Amount      warrants      capital      discount
                                                              ----------   ----------   ----------   ----------    ----------
Balance at January 28, 1996                                           --   $       --   $       --   $    3,210    $       --

    Issuance of common stock (note 8)                                 --           --           --           30            --

    Issuance of preferred stock (note 8)                              --           --           --           36            --

    Acquisition of 9,892 shares of common stock (note 8)              --           --           --           --            --

    Net loss                                                          --           --           --           --            --
                                                              ----------   ----------   ----------   ----------    ----------

Balance at January 26, 1997                                           --           --           --        3,276            --

    Issuance of common stock (note 8)                                 --           --           --           30            --

    Acquisition of 3,297 shares of common stock (note 8)              --           --           --           --            --

    Issuance of preferred stock (notes 8 and 10)                      --           --           --        1,147            --

    Recognition of Convertible Subordinated Debenture
       beneficial conversion feature (note 6)                         --           --           --        2,380            --

    Recognition of preferred stock beneficial
       conversion feature (note 8)                                    --           --           --          824          (824)

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                    --           --           --           --           150

    Preferred stock dividends paid                                    --           --           --           --            --

    Net loss                                                          --           --           --           --            --
                                                              ----------   ----------   ----------   ----------    ----------

Balance at January 31, 1998                                           --           --           --        7,657          (674)

    Issuance of common stock and warrants (note 2)             1,380,000           86           --        5,310            --

    Issuance of unregistered common stock in exchange
       for services (note 8)                                          --           --           --          200            --

    Conversion of Convertible Subordinated
       Debentures (notes 2 and 6)                                     --           --           --        9,053            --

    Conversion of preferred stock (notes 2 and 8)                     --           --           --           22            --

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                    --           --           --           --           674

    Preferred stock dividends paid                                    --           --           --           --            --

    Net loss                                                          --           --           --           --            --
                                                              ----------   ----------   ----------   ----------    ----------

Balance at January 30, 1999                                    1,380,000           86           --       22,242            --

    Issuance of Series A redeemable common stock
       purchase warrants (unaudited)                                  --           --           --           --            --

    Issuance of 8% convertible preferred stock and
       common stock purchase warrants (unaudited)                     --           --           60         (288)           --

    Preferred stock dividends paid (unaudited)                        --           --           --           --            --

    Net loss (unaudited)                                              --           --           --           --            --
                                                              ----------   ----------   ----------   ----------    ----------

Balance at October 30, 1999 (unaudited)                        1,380,000   $       86   $       60   $   21,954    $       --
                                                              ==========   ==========   ==========   ==========    ==========



                                                                                              Total
                                                                                          stockholders'
                                                              Accumulated     Treasury       equity
                                                                deficit        stock        (deficit)
                                                              -----------    ----------   -------------
Balance at January 28, 1996                                    $   (4,482)   $      (50)   $   (1,274)

    Issuance of common stock (note 8)                                  --            --            31

    Issuance of preferred stock (note 8)                               --            --            36

    Acquisition of 9,892 shares of common stock (note 8)               --           (15)          (15)

    Net loss                                                       (3,056)           --        (3,056)
                                                               ----------    ----------    ----------

Balance at January 26, 1997                                        (7,538)          (65)       (4,278)

    Issuance of common stock (note 8)                                  --            --            31

    Acquisition of 3,297 shares of common stock (note 8)               --            (5)           (5)

    Issuance of preferred stock (notes 8 and 10)                       --            --         1,153

    Recognition of Convertible Subordinated Debenture
       beneficial conversion feature (note 6)                          --            --         2,380

    Recognition of preferred stock beneficial
       conversion feature (note 8)                                     --            --            --

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                   (150)           --            --

    Preferred stock dividends paid                                    (67)           --           (67)

    Net loss                                                       (5,436)           --        (5,436)
                                                               ----------    ----------    ----------

Balance at January 31, 1998                                       (13,191)          (70)       (6,222)

    Issuance of common stock and warrants (note 2)                     --            --         5,583

    Issuance of unregistered common stock in exchange
       for services (note 8)                                           --            --           200

    Conversion of Convertible Subordinated
       Debentures (notes 2 and 6)                                      --            --         9,077

    Conversion of preferred stock (notes 2 and 8)                      --            --            --

    Amortization of preferred stock beneficial
       conversion feature (note 8)                                   (674)           --            --

    Preferred stock dividends paid                                    (18)           --           (18)

    Net loss                                                       (3,713)           --        (3,713)
                                                               ----------    ----------    ----------

Balance at January 30, 1999                                       (17,596)          (70)        4,907

    Issuance of Series A redeemable common stock
       purchase warrants (unaudited)                                   --            --            49

    Issuance of 8% convertible preferred stock and
       common stock purchase warrants (unaudited)                      --            --         2,272

    Preferred stock dividends paid (unaudited)                        (33)           --           (33)

    Net loss (unaudited)                                           (2,164)           --        (2,164)
                                                               ----------    ----------    ----------

Balance at October 30, 1999 (unaudited)                        $  (19,793)   $      (70)   $    5,031
                                                               ==========    ==========    ==========



See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                 (In Thousands)


                                              Nine Months    Nine Months
                                                 Ended          Ended        Year Ended       Year Ended      Year Ended
                                              October 30,    October 31,     January 30,      January 31,     January 26,
                                                 1999           1998             1999            1998            1997
                                             ------------    ------------    ------------    ------------    ------------
                                              (Unaudited)     (Unaudited)
Cash flows from operating activities:
   Net loss                                  $     (2,164)   $     (2,836)   $     (3,713)   $     (5,436)   $     (3,056)
   Adjustments to reconcile net loss to
   net cash used in operating activities:
      Depreciation and amortization                   605             419             618             504             495
      Amortization of debt issuance costs             127             114             124             271             228
      Amortization of debt discount                     4             495             495           1,885              --
      Common and preferred stock issued
         for services                                  --             200             200              34              31
      Changes in operating assets and
         liabilities:
         Accounts receivable                          (38)            (97)            (28)             (9)            (13)
         Pawn service charges receivable             (308)            (66)           (213)             (4)            (22)
         Inventories, net                          (3,925)           (666)         (1,067)             27            (481)
         Prepaids and other current assets            (50)           (130)           (101)            (80)             29
         Other assets                                (328)            226              (2)           (254)            (10)
         Accounts payable                            (108)            140             119              73              32
         Accrued liabilities                          129            (277)            (67)           (319)            410
                                             ------------    ------------    ------------    ------------    ------------
            Net cash used in operating
                  activities                       (6,056)         (2,478)         (3,635)         (3,308)         (2,357)
                                             ------------    ------------    ------------    ------------    ------------

Cash flows from investing activities:
   Net increase in pawn loans                      (2,407)           (537)         (1,998)           (193)           (781)
   Purchases of property and equipment             (1,073)         (1,291)         (1,985)           (197)           (279)
                                             ------------    ------------    ------------    ------------    ------------
            Net cash used in
                  investing activities             (3,480)         (1,828)         (3,983)           (390)         (1,060)
                                             ------------    ------------    ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from issuance of notes payable         15,476           2,166           6,352           3,172           4,269
   Principal payments on notes payable             (6,870)         (3,280)         (3,993)           (174)           (563)
   Net proceeds from issuance of common
     stock and warrants                                --           5,583           5,583               3              --
   Purchase of treasury stock                          --              --              --              (5)            (15)
   Payment of debt issuance costs                    (970)           (118)           (159)           (261)           (375)
   Net proceeds from issuance of preferred
     stock                                          2,272              --              --           1,148              36
   Preferred stock dividends paid                     (33)            (18)            (18)            (67)             --
   Increase (decrease) in bank overdraft               --              --              --            (110)             81
                                             ------------    ------------    ------------    ------------    ------------
            Net cash provided by financing
                  activities                        9,875           4,333           7,765           3,706           3,433
                                             ------------    ------------    ------------    ------------    ------------

Net increase in cash and cash equivalents             339              27             147               8              16

Cash and cash equivalents at beginning of
     period                                           298             151             151             143             127
                                             ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period   $        637    $        178    $        298    $        151    $        143
                                             ============    ============    ============    ============    ============

Supplemental disclosures of cash flow
   information -
   Cash paid for interest                    $        681    $        393    $        483    $      1,565    $      1,341
                                             ============    ============    ============    ============    ============

See Consolidated Statement of Stockholders' Equity (Deficit) and notes 6 and 8 for noncash financing activities.

See accompanying notes to consolidated financial statements.

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements

             January 30, 1999, January 31, 1998 and January 26, 1997




(1)    Organization and Business

       PawnMart, Inc. (the "Company"), was incorporated in Delaware on January
           13, 1994. The Company is a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to the value-conscious consumer. As of January 30, 1999, the Company owned and operated 32 stores located in Alabama, Georgia, North Carolina, South Carolina, and Texas.

(2)    Completion of Initial Public Offering

       On March 20, 1998, the Company completed an initial public offering of 1,200,000 shares of common stock at a price of $5.00, 1,380,000 Series A redeemable common stock purchase warrants at a price of $0.125 (the "Series A Warrants", and 1,380,000 Series B redeemable common stock purchase warrants at a price of $0.0625 (the "Series B Warrants") and, on April 17, 1998, the Company sold an additional 165,000 shares of common stock pursuant to an over-allotment option resulting in total net proceeds to the Company of approximately $5,583,000.

       In connection with the completion of the initial public offering, $9,520,000 in aggregate principal amount of the Company's 14% Convertible Subordinated Debentures, net of unamortized debt issuance costs of $443,000, were automatically converted into 2,380,000 outstanding shares of common stock and the Company's $.50 Series A Convertible Preferred stock, Series B Convertible Preferred stock, Series C Convertible Preferred stock, and 12% Series D Convertible Exchangeable Preferred stock were automatically converted into an aggregate of 1,482,766 outstanding shares of common stock (notes 6 and 8). Additionally, the Company utilized $2,489,000 of the net proceeds to repay $2,142,000 in 15% notes payable, $157,000 in notes payable to stockholders and $190,000 in notes payable to the Company's Chief Executive Officer (note 6).

 (3)   Summary of Significant Accounting Policies

       (a)    Principles of Consolidation and Fiscal Years

              The consolidated financial statements include the financial statements of the Company and its single purpose, wholly owned subsidiaries PCI Finance 1994-I, Inc., PCI Finance 1995-I, Inc., PCI Finance 1996-1, Inc., and PCI Finance 1996-2, Inc. (note 6). All significant intercompany balances and transactions have been eliminated in consolidation.

              Effective January 2, 1998, the Company changed its year end to a fiscal year which ends on the Saturday nearest to January 31. Accordingly, the fiscal year ended January 31, 1998 consists of 53 weeks and the fiscal years ended January 30, 1999 and January 26, 1997 consist of 52 weeks.

       (b)    Cash and Cash Equivalents

              The Company considers any highly liquid investments with original maturities of three months or less to be cash equivalents.




                                       F-8                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



 (3)   Summary of Significant Accounting Policies, Continued

        (c)   Loans and Income Recognition

              Pawn loans (loans) are generally made on the pledge of tangible personal property for a one month period, with an automatic sixty day extension period. Pawn service charges on loans are recognized on an accrual basis during the initial thirty day loan period and applicable sixty day extension period, net of an allowance for pawn service charges deemed uncollectible, based on the Company's historical loan redemption rate. If a loan is not repaid, the principal amount advanced on the loan, exclusive of any uncollected pawn service charges, becomes the carrying value of the forfeited collateral (inventory), which is recovered through sale.

       (d)    Inventories

              Inventories are recorded at cost and represent merchandise acquired from forfeited loans, merchandise purchased directly from the public and merchandise purchased from vendors. Inventories from forfeited loans are recorded at the principal amount advanced on the related collateral, exclusive of any uncollected pawn service charges. The cost of inventories is determined on the specific identification method. Inventories are stated at the lower of cost or market. Interim payments from customers on layaway sales are credited to deferred revenue and subsequently recorded as income during the period in which final payment is received. Deferred revenues related to layaway sales totaled approximately $99,000 and $63,000 at January 30, 1999 and January 31, 1998, respectively, and are included in other accrued expenses in the accompanying consolidated balance sheets.

              The Company provides an allowance for shrinkage and valuation based on management's evaluation of the merchandise. The allowance deducted from the carrying value of inventory totaled approximately $141,000 and $160,000 at January 30, 1999 and January 31, 1998, respectively. Additions to inventory allowances recorded as cost of goods sold totaled approximately $108,000, $170,000, and $61,000 and deductions from inventory allowances for write-off or other dispositions of inventory totaled approximately $127,000, $94,000, and $29,000 during the fiscal years ended January 30, 1999, January 31, 1998, and January 26, 1997, respectively.

       (e)    Property and Equipment

              Property and equipment are recorded at cost. Depreciation is determined on the straight-line method based on estimated useful lives of two to seven years for equipment. The costs of improvements on leased stores are capitalized as leasehold improvements and are amortized on the straight-line method over the shorter of the lease term or their estimated useful lives.

              The cost of property retired or sold and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the results of operations in the period retired.



                                       F-9                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(3)    Summary of Significant Accounting Policies, Continued

       (f)    Goodwill

              Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally ten years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

       (g)    Intangible Assets

              Intangible assets consisting of an amount applicable to a
                  noncompete agreement with a founding stockholder and the cost of acquiring a trade name are being amortized over an estimated useful life of five years.

       (h)    Income Taxes

              The Company and its subsidiaries file a consolidated Federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (i)    Advertising Costs

              Advertising costs are expensed the first time advertising takes place. Advertising expense was approximately $395,000, $163,000 and $104,000 for the fiscal years ended January 30, 1999, January 31, 1998, and January 26, 1997, respectively.

       (j)    Use of Estimates

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.



                                      F-10                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



 (3)   Summary of Significant Accounting Policies, Continued

       (k)    Fair Values of Financial Instruments

              Pawn loans are outstanding for a relatively short period of time, generally 90 days or less, depending on local regulations. The rate of finance and service charge is determined by regulatory guidelines and bears no valuation relationship to interest rate market movements. For these reasons, management believes that the fair value of pawn loans approximates their carrying value. The Company's revolving line of credit with Comerica Bank bears interest at a variable rate that is frequently adjusted on the basis of market rate changes and is equal to rates available for debt with similar characteristics. Accordingly, management believes that the carrying value of such debt approximates its fair value. The carrying amount of all other financial instruments included in the Company's consolidated balance sheets approximate fair value due to the short maturity of these instruments.

       (l)    Stock Based Compensation

              The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock option plan. As such, compensation expense would only be recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price. The Company provides the disclosure-only provisions of the Financial Accounting Standards Board's (the "FASB") Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

       (m)    Net Loss Per Common Share

              Net loss per common share is calculated as required by FASB
                  Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement No. 128). Statement No. 128 requires dual presentation of basic and diluted earnings per share and a reconciliation between the two amounts. Basic earnings per share excludes dilution, and diluted earnings per share reflects the potential dilution that would occur if securities to issue common stock were exercised and converted into common stock. In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive.

              The following table presents a reconciliation between basic and diluted weighted average common shares outstanding for the years ended January 30, 1999, January 31, 1998 and January 26, 1997. Since the effect of using the weighted average number of shares on a diluted basis was antidilutive to the diluted loss per share calculation for the years ended January 30, 1999, January 31, 1998 and January 26, 1997, diluted loss per share was calculated using the same weighted average number of common shares in the basic loss per share calculation.

                                     Nine Months    Nine Months
                                        Ended          Ended       Year Ended     Year Ended     Year Ended
                                     October 30,    October 31,    January 30,    January 31,    January 26,
                                        1999           1998           1999           1998           1997
                                     -----------    -----------    -----------    -----------    -----------
                                     (Unaudited)    (Unaudited)
Weighted average shares - basic            7,209          6,272          6,506          1,878          1,825
Shares attributable to stock
 options, warrants and
 convertible securities                       --            679            510          3,628          2,522
                                     -----------    -----------    -----------    -----------    -----------
Weighted average shares - diluted          7,209          6,951          7,016          5,506          4,347
                                     ===========    ===========    ===========    ===========    ===========



                                      F-11                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


 (3)   Summary of Significant Accounting Policies, Continued

        (n)   Reclassifications

              Certain amounts in the fiscal years ended January 26, 1997 and
                  January 31, 1998 have been reclassified to conform with the presentation of amounts in the fiscal year ended January 30, 1999.

        (o)   Newly Issued Accounting Pronouncements

              Statement of Position 98-5 ("SOP 98-5"), issued by the American
                  Institute of Certified Public Accountants - "Reporting on the Costs of Start-up Activities," requires that previously capitalized start-up costs including organization costs be written off and future costs related to start up entities be charged to expense as incurred. The effective date for SOP 98-5 is for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 effective January 31, 1999; however, there were no capitalized start-up costs requiring write-off upon adoption.

       (p)    Segment Information

              In June 1997, Statement of Financial Accounting Standards No. 131,
                  "Disclosures About Segments of an Enterprise and Related Information" (Statement No. 131) was issued which establishes standards for the way public business enterprises are to report information about operating segments. The Company defines each of its stores as operating segments; however, management has determined that all of its stores have similar economic characteristics and also meet the other criteria which permit the stores to be aggregated into one reportable segment. The Company's management makes decisions about resource allocation and performance assessment based on the same financial information presented throughout these consolidated financial statements. Therefore, the disclosure requirements of Statement No. 131 are not presented in these consolidated financial statements.

       (q)    Interim Financial Data (Unaudited)

              The accompanying consolidated balance sheet as of October 30,
                  1999, the accompanying consolidated statements of operations and cash flows for the nine months ended October 30, 1999 and October 31, 1998, and the accompanying statement of stockholders' equity (deficit) for the nine months ended October 30, 1999, have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

              Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data.



                                      F-12                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



 (4)      Property and Equipment

          Property and equipment consists of the following at January 30, 1999 and January 31, 1998 (in thousands):

                                                                                        January 30,    January 31,
                                                                                            1999           1998
                                                                                        -----------    -----------
          Automobiles                                                                   $       130             64
          Furniture and equipment                                                             2,481          1,369
          Leasehold improvements                                                              1,506            699
                                                                                        -----------    -----------
                                                                                              4,117          2,132
          Less accumulated depreciation and amortization                                     (1,885)        (1,330)
                                                                                        -----------    -----------
                                                                                        $     2,232            802
                                                                                        ===========    ===========

 (5)      Goodwill and Other Intangible Assets

          Goodwill and other intangible assets consist of the following at January 30, 1999 and January 31, 1998 (in thousands):

                                                                                        January 30,    January 31,
                                                                                           1999            1998
                                                                                        -----------    -----------
          Goodwill                                                                      $       345            189
          Noncompete agreement                                                                   60             60
          Corporate trademark                                                                    50             50
                                                                                        -----------    -----------
                                                                                                455            299
          Less accumulated amortization                                                        (299)          (236)
                                                                                        -----------    -----------
                                                                                        $       156             63
                                                                                        ===========    ===========

(6)       Notes Payable

          Notes payable consist of the following at January 30, 1999 and January
             31, 1998 (in thousands):

                                                                                        January 30,    January 31,
                                                                                            1999           1998
                                                                                        -----------    -----------
          Revolving line of credit with a bank, bearing interest at prime plus
             0.75 basis points (8.75% at January 30, 1999) payable monthly, to mature on October 31, 2001, secured by substantially all of the
             Company's  assets                                                          $     4,840             --

          Revolving line of credit with a trust, bearing interest at 12% payable monthly, to mature on November 19, 1999, secured by all of the
             Company's treasury stock                                                           250            250

          Unsecured convertible subordinated debentures to various individuals, bearing interest at 14% payable monthly, to mature from June 30,
             1999 to January 31, 2001                                                            --          9,520

          Notes payable issued to various individuals, bearing interest at 15%
             payable monthly, to mature from March 31, 1998 to December
             31, 2000, secured by pawn loans and associated collateral                           --          2,142



                                      F-13                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


 (6)   Notes Payable, Continued

          Notes payable to stockholders  of the Company  pursuant to revolving
            lines of credit, due on demand, bearing interest from 12% to 15%     $          --               157

          Note payable to the Chief Executive Officer of the Company, bearing interest at 12%, principal and interest due on March 31, 1998,
            unsecured                                                                       --               190

          Other unsecured notes payable                                                     92                84
                                                                                 --------------   --------------
                                                                                         5,182            12,343
                Less:       Unamortized debt discount                                       --              (495)
                            Current portion                                               (342)           (2,070)
                                                                                 --------------   --------------
                                                                                 $       4,840             9,778
                                                                                 ==============   ==============

       On October 13, 1998, the Company entered into a $10,000,000 revolving credit facility with Comerica Bank (the "Credit Facility"). At January 30, 1999, $4,840,000 was outstanding under the Credit Facility and an additional $175,000 was available to the Company pursuant to the available borrowing base. The Credit Facility bears interest at either (i) the prevailing prime rate plus 0.75%, which was 8.75% at January 30, 1999, or (ii) the prevailing LIBOR rate plus 3.35%, and matures on October 13, 2001. Amounts available under the Credit Facility are limited to certain percentages of pawn loans, inventories, and pawn service charges receivable. The Credit Facility is collateralized by substantially all of the unencumbered assets of the Company. Under the terms of the Credit Facility, the Company is required to maintain certain financial ratios and comply with certain technical covenants. The Company was in compliance with these requirements and covenants as of January 30, 1999. The Company is required to pay an annual commitment fee of 1/2 of 1% on the average daily unused portion of the Credit Facility commitment. The Company is prohibited from paying cash dividends or acquiring treasury stock under the terms of the Credit Facility.

       At January 31, 1998, the Company had $9,520,000 in aggregate principal amount outstanding under private placement offerings of 14% unsecured Convertible Subordinated Debentures due June 30, 1999, 14% unsecured Convertible Subordinated Debentures due June 30, 2000, and 14% unsecured Convertible Subordinated Debentures due January 31, 2001 (collectively, the "Debentures"). In connection with the completion of the Company's initial public offering on March 20, 1998, the Debentures, net of unamortized debt issuance costs of $443,000, were automatically converted into 2,380,000 shares of common stock.

       On October 30, 1997, the holders of the Debentures amended the conversion price related to the automatic conversion of the convertible subordinated debentures in the event of an initial public offering to be the lower of $9.10 principal amount per share or 80 percent of the initial public offering stock price (note 2). The value of the resulting beneficial conversion feature was recognized by the Company as additional financing costs by recording $2,380,000 in debt discount and additional paid-in-capital. Such amount was amortized into interest expense over the period from October 30, 1997 until the date of the initial public offering (note 2). Amortization expense related to the beneficial conversion feature totaled $495,000 and $1,885,000 for the fiscal years ended January 30, 1999 and January 31, 1998, respectively, and is included in interest expense in the accompanying consolidated statements of operations.



                                      F-14                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(6)    Notes Payable, Continued

       In connection with the sale of the Debentures, the Company issued warrants to purchase 192,688 shares of the Company's common stock to participating National Association of Securities Dealers, Inc. broker-dealers ("NASD Broker-Dealers"). The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002.

       In connection with obtaining financing, the Company incurs origination and commitment fees. Such amounts are capitalized and are being amortized on a straight-line basis through the respective maturity date of each obligation. Amortization expense related to debt issuance costs was $124,000, $271,000 and $228,000 for the fiscal years ended January 30, 1999, January 31, 1998, and January 26, 1997, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

       The aggregate maturities of long-term notes payable for each of the five years subsequent to January 30, 1999 are as follows:

                                              Maturities of
                Fiscal Years                    Long-Term
              Ending January,                 Notes Payable
              ---------------                 -------------
                    2000                      $         342
                    2001                                 --
                    2002                              4,840
                    2003                                 --
                    2004                                 --
                                              -------------
                   Total                      $       5,182
                                              =============

(7)    Income Taxes

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 30, 1999 and January 31, 1998 are presented below (in thousands):

                                              January 30,    January 31,
                                                 1999            1998
                                              -----------    -----------
Deferred tax assets:
   Net operating loss carryforwards           $     4,622          3,595
   Property and equipment                             245            164
   Inventories                                         52             59
   Intangible assets                                   70             58
                                              -----------    -----------
            Total gross deferred tax assets         4,989          3,876
            Less valuation allowance               (4,989)        (3,876)
                                              -----------    -----------
               Net deferred tax assets                 --             --
                                              -----------    -----------

            Total deferred tax liabilities             --             --
                                              -----------    -----------
               Net deferred tax assets        $        --             --
                                              ===========    ===========



                                      F-15                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(7)    Income Taxes, Continued

       At January 30, 1999, the Company has net operating loss carryforwards for tax purposes of approximately $12,503,000 which are available to offset future federal taxable income, if any, through 2019. Deferred tax valuation allowances of $4,989,000 and $3,876,000 offset deferred tax assets at January 30, 1999 and January 31, 1998, respectively, based on management's determination that it is more likely than not that such amounts may not be subsequently realized.

(8)    Equity

       On March 20, 1998, the Company completed an initial public offering of 1,200,000 shares of common stock, 1,380,000 Series A Warrants, and 1,380,000 Series B Warrants, and, on April 17, 1998, the Company sold an additional 165,000 shares of common stock pursuant to an over-allotment option resulting in total net proceeds to the Company of approximately $5,583,000.

       In connection with the completion of the initial public offering, the Company's $.50 Series A Convertible Preferred stock, Series B Convertible Preferred stock, Series C Convertible Preferred stock, and 12% Series D Convertible Exchangeable Preferred stock were automatically converted into an aggregate of 1,482,766 shares of common stock and the Company's Series B Convertible Preferred stock treasury shares converted into 8,242 shares of common treasury shares.

       Each Series A Warrant entitles the registered holder to purchase one share of common stock at $6.00, subject to adjustment in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Series A Warrants may be exercised through March 17, 2003. The Company may redeem the Series A Warrants, at a price of $.05 per Series A Warrant, prior to March 17, 2003 if the closing bid price for the common stock equals or exceeds $9.00 per share for a predetermined number of trading days.

       Each Series B Warrant entitles the registered holder to purchase one share of common stock at $8.00, subject to adjustment in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Series B Warrants may be exercised through March 17, 2004. The Company may redeem the Series B Warrants, at a price of $.05 per Series B Warrant, prior to March 17, 2004 if the closing bid price for the common stock equals or exceeds $11.00 per share for a predetermined number of trading days.

       On May 1, 1998, the Company issued 44,445 shares of unregistered common stock to a corporation in exchange for professional services associated with marketing and new store site selection analysis. In connection with such issuance, the Company has recorded $200,000 in corporate administrative expenses during the fiscal year ended January 30, 1999.



                                      F-16                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


(8)    Equity, Continued

       On January 23, 1998, the Company's common and preferred stockholders approved an amendment to the Company's certificate of incorporation changing the $.50 Series A Convertible Preferred stock, Series B Convertible Preferred stock, Series C Convertible Preferred stock, and 12% Series D Convertible Exchangeable Preferred stock conversion price related to the automatic conversion of preferred stock in the event of an initial public offering to be equal to the lower of the conversion price in effect at the time of an initial public offering or 80 percent of the initial public offering price (note 2). The value of the resulting beneficial conversion feature was recognized as a return to the preferred shareholders by recording $824,000 in preferred stock discounts and additional paid-in capital. Such amounts have been amortized as a return to the preferred shareholders using the effective interest method over the period from January 23, 1998 until the date of the initial public offering. During the fiscal years ended January 30, 1999 and January 31, 1998, the Company recorded $674,000 and $150,000 in preferred stock dividends, respectively, resulting from the amortization of the preferred stock beneficial conversion feature.

       As a result of the private placement of Series B Convertible Preferred stock, the Company currently has outstanding warrants to purchase 26,659 shares of the Company's common stock which were issued to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002.

       During the fiscal years ended January 31, 1998 and January 26, 1997, the
           Company issued 338 and 14,394 shares of Series B Convertible Preferred stock, respectively, in connection with the Company's employee stock purchase plan (note 10).

       During the fiscal years ended January 31, 1998 and January 26, 1997, the
           Company acquired 3,297 and 9,892 shares of common stock, respectively, from a former officer of the Company at a price of $1.52 per share.

       During the fiscal years ended January 31, 1998 and January 26, 1997, the
           Company issued 104,602 and 85,927 shares of the Company's common stock, respectively, to certain officers, employees and other individuals in exchange for various services rendered on behalf of the Company. In connection with such issuances, the Company has recorded corporate administrative expenses totaling $28,550 and $31,272 during the fiscal years ended January 31, 1998 and January 26, 1997, respectively.

       During the fiscal year ended January 31, 1998, the Company issued 2,500 shares of Series B Convertible Preferred stock to an employee in exchange for various services rendered on behalf of the Company. In connection with such issuance, the Company has recorded corporate administrative expenses totaling $5,000 during the fiscal year ended January 31, 1998.

       During the fiscal year ended January 31, 1998, the Company issued 26,842 shares of Series C Convertible Preferred stock in connection with the Company's employee stock purchase plan (note 10). Additionally, the Company issued 542,500 shares of 12% Series D Convertible Exchangeable Preferred stock for $2.00 per share and 824 shares of common stock to an employee for $3.03 per share.



                                      F-17                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(8)    Equity, Continued

       During the fiscal year ended January 31, 1998, the Company adopted (i) a reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each two shares currently outstanding and (ii) an additional reverse stock split of its issued and outstanding shares of common stock on a basis of one new share for each 1.5163715 shares currently outstanding. The effect of the reverse stock splits have been accounted for retroactively to January 28, 1996 in the accompanying consolidated financial statements and, accordingly, all applicable share and per share amounts have been restated to reflect these reverse stock splits.

(9)    Stock Options

       During the year ended January 31, 1998, the Board of Directors and stockholders adopted the 1997 PawnMart, Inc. Employee Stock Option Plan (the "Employee Option Plan") and the 1997 PawnMart, Inc. Director Stock Option Plan (the "Directors' Option Plan"). The number of shares reserved for issuance under the Employee Option Plan and Directors' Option Plan is 1,000,000 and 263,788 shares, respectively.

       Options granted pursuant to the Employee Option Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. All options granted are exercisable on such dates as specified by the Compensation and Human Resources Committee of the Board of Directors. Options granted under the Employee Option Plan are required to have an exercise price equal to the closing price of common stock on the date of grant. The stock options granted have contractual terms of ten years and generally vest ratably over a three to five year period beginning on the first anniversary of the date of grant. During the fiscal years ended January 30, 1999 and January 31, 1998, the Company granted 622,500 and 306,389 stock options, respectively, under the Employee Option Plan with exercise prices ranging from $3.00 to $4.25.

       Under the Directors' Option Plan, stock options will be granted to any director who is not an employee of the Company and is not a holder of more than 5% of the outstanding shares of common stock. Newly appointed eligible directors will automatically receive an initial grant of options to purchase 25,000 shares of common stock. All eligible directors will receive annual grants of options to purchase the lessor of 20,000 shares of common stock or $200,000 in market value of underlying common stock. Options granted under the Directors' Option Plan are required to have an exercise price equal to the closing price of common stock on the date of grant. The options will be immediately exercisable and will have a contractual term of ten years from the date of grant. The Company granted 125,000 stock options under the Directors' Option Plan during the fiscal year ended January 30, 1999 with exercise prices ranging from $4.25 to $4.44.



                                      F-18                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(9)    Stock Options, Continued

       The following table summarizes stock option activity from January 26, 1997 through January 30, 1999.

                                                                               Exercisable
                                                                        --------------------------
                               Employee     Directors'     Weighted                   Weighted
                                Option        Option       Average                     Average
                                 Plan          Plan     Exercise Price    Number    Exercise Price
                              ----------    ----------  --------------  ----------  --------------
Balance at January 26, 1997           --            --             --           --             --


  Granted                        306,389            --   $       3.79
                              ----------    ----------

Balance at January 31, 1998      306,389            --   $       3.79       32,973   $       3.79

  Granted                        622,500       125,000   $       4.04
  Cancelled                      (60,466)           --   $       3.93
                              ----------    ----------

Balance at January 30, 1999      868,423       125,000   $       3.97      268,584   $       4.03
                              ==========    ==========

       The following table summarizes total stock options outstanding under the Employee Option Plan and Directors' Option Plan as of January 30, 1999:

                                                                 Weighted
                                                                  Average
                                               Total             Remaining           Currently
                 Exercise Price               Options              Life             Exercisable
                 --------------               -------            ---------          -----------
                     $3.00                     125,000               9.6                     --
                     $3.79                     263,923               8.7                133,584
                     $4.00                      10,000               9.4                 10,000
                     $4.25                     569,500               9.4                100,000
                     $4.44                      25,000               9.3                 25,000
                                           -----------                              -----------
                                               993,423                                  268,584
                                           ===========                              ===========

       The Company applies the intrinsic value method of accounting for its option issuances. Accordingly, no compensation expense has been recognized for its employee stock option grants. If the Company had adopted the fair value based method prescribed by the FASB's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and determined compensation cost based on the fair value at the grant dates of such options, the Company's net loss would have been increased by approximately $346,000 and $52,000 during the fiscal years ended January 30, 1999 and January 31, 1998, respectively. Basic loss per common share and diluted loss per common share would have been increased by $0.05 per share and $0.03 per share during the fiscal years ended January 30, 1999 and January 31, 1998, respectively.




                                      F-19                           (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements


 (9)   Stock Options, Continued

       The weighted average grant-date fair value of options issued during the fiscal years ended January 30, 1999 and January 31, 1998 was $1.36 and $0.85, respectively, which was calculated in accordance with the Black-Scholes option pricing model using the following weighted average assumptions:

                                                                             Year Ended       Year Ended
                                                                             January 30,      January 31,
                                                                                1999             1998
                                                                             ----------       -----------
           Expected term (years)                                                 3.77            3.29
           Risk-free interest rate                                               5.04%           5.61%
           Expected volatility                                                  45.15%           0.10%
           Expected dividend yield                                               0.00%           0.00%

(10)   Employee Stock Purchase Plan

       Prior to January 31, 1998, the Company administered an employee stock purchase plan (Plan) covering substantially all employees. The Plan allowed participating employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of the Company's Series B Convertible Preferred stock and Series C Convertible Preferred stock at a price of $2.50 per share. The Company issued 43,358 shares of its Series B Convertible Preferred stock and 26,842 shares of its Series C Convertible Preferred stock under the Plan prior to January 31, 1998. The Company has recorded approximately $19,000 and $10,000 in compensation expense during the fiscal years ended January 31, 1998 and January 26, 1997, respectively, which represents the value of Company matches approved by the Board of Directors.

(11)   Commitments and Contingencies

       The Company is obligated under various long-term operating lease agreements for store locations and office space. Total rent expense for all operating leases, including leases with a related party, was approximately $1,339,000, $1,112,000 and $1,055,000 for the fiscal years ended January 30, 1999, January 31, 1998 and January 26, 1997, respectively.

       Future minimum lease payments under noncancelable operating leases as of January 30, 1999 are (in thousands):

                    Fiscal years ending                    Related
                          January                           Party         Other    Total
                    -------------------                    -------        -----    -----
                           2000                            $     8        1,534    1,542
                           2001                                 --        1,249    1,249
                           2002                                 --          885      885
                           2003                                 --          800      800
                           2004                                 --          558      558
                        Thereafter                              --           75       75
                                                           -------        -----    -----

                 Total minimum
                       lease payments                      $     8        5,101    5,109
                                                           =======        =====    =====



                                      F-20
                                                                     (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(11)   Commitments and Contingencies, Continued

       The Company leases its Weatherford, Texas pawnshop from a joint venture owned by certain stockholders of the Company. Rent expense related to this lease totaled $48,000 during each of the fiscal years ended January 30, 1999, January 31, 1998 and January 26, 1997.

       The Company is involved in various claims and lawsuits arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(12)   Year 2000

       During the fiscal year ended January 30, 1999, the Company initiated an enterprise-wide project to bring software and systems into Year 2000 compliance in order to minimize any significant or detrimental effects on operations. The project covers information systems, operating systems, other non-financial systems equipment and third party vendors, as well as, products. At January 30, 1999, the Company has made significant progress on its workplan and expects completion of such workplan by the middle of 1999. Although there can be no assurance regarding Year 2000 remediation, management does not expect an adverse impact on the Company's operations.

(13)   Subsequent Event

       On March 11, 1999, the Company commenced a public offering of up to $10,000,000 in principal amount of 12% Subordinated Notes due December 31, 2004 (the "2004 Notes"). The 2004 Notes are being offered on a "best efforts" basis by participating NASD Broker-Dealers with a minimum subscription of $250,000. Interest on the 2004 Notes is payable monthly commencing with the second full calendar month following issuance. At the option of the Company, the 2004 Notes may be redeemed prior to December 31, 2004 at stipulated redemption prices. As of April 27, 1999, the Company had issued $3,817,000 of the 2004 Notes.

       In connection with the sale of the 2004 Notes, the Company has agreed to issue Series A Warrants for the purchase of up to 600,000 shares of the Company's common stock (note 8). As of April 27, 1999, the Company had granted 229,020 of the Series A Warrants.

(14)   Events Subsequent to Date of Independent Auditors' Report (Unaudited)

       On June 22, 1998, the Company granted an additional 100,000 stock options under the Directors' Stock Option Plan with an exercise price of $3.00 (see note 9).



                                      F-21
                                                                     (Continued)

                         PAWNMART, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements



(14) Events Subsequent to Date of Independent Auditors' Report (Unaudited) (Continued)

       On September 1, 1999, the Company sold 416,667 shares of 8% Convertible
           Preferred Stock, $6.00 par value per share (the "8% Preferred Stock") resulting in net proceeds of $2,272,000. The 8% Preferred Stock bears dividends at 8% per annum and is payable quarterly in cash. The 8% Preferred Stock is not convertible into the Company's common stock until March 1, 2001. From March 1, 2001 until August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at the lesser of (i) 80% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market or (ii) $6.00 per share. After August 31, 2002, the 8% Preferred Stock is convertible at the option of the purchaser at 66 2/3% of the average closing sales price of the Company's common stock for the preceding 25 trading days as quoted on the NASDAQ market. The Company may redeem the 8% Preferred Stock, in whole or in part, prior to August 31, 2002 at 120% of the par value of 8% Preferred Stock then outstanding. After August 31, 2002, the Company may redeem the 8% Preferred Stock, in whole or in part, at 100% of the par value of the 8% Preferred Stock then outstanding. Each share of the 8% Preferred Stock shall be entitled to one vote per share, voting together with the holders of the Company's common stock, on all matters submitted to a vote of stockholders. In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share (collectively referred to as the "Preferred Stock Warrants"). The fair value of the Preferred Stock Warrants has been recorded as a reduction of additional paid-in capital in the accompanying consolidated balance sheet as of October 30, 1999.

       As of December 15, 1999, the Company had granted an additional 100,500 stock options under the Employee Option Plan with exercise prices ranging from $3.00 to $3.25 (see note 9).

       As of December 15, 1999, the Company had issued $7,334,000 of the 2004
           Notes and 440,040 of the Series A Warrants referred to in note 13.

       As of December 15, 1999, the Company owned and operated 42 stores located in Alabama, Florida, Georgia, North Carolina, South Carolina and Texas.



                                      F-22
                                                                     (Continued)

================================================================================


NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN DULY AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE MANAGING BROKER DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER THE CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary ......................................................     1
Risk Factors ............................................................     6
Use of Proceeds .........................................................    11
Capitalization ..........................................................    12
Selected Historical Consolidated Financial Data .........................    13
Management's Discussion and Analysis of Financial Condition
and Results of Operations ...............................................    14
Quantitative and Qualitative Disclosures About Market Risk ..............    22
Business ................................................................    23
Management ..............................................................    30
Security Ownership of Certain Beneficial Owners and Management ..........    35
Certain Relationships and Related Transactions ..........................    36
Description of Subordinated Notes Due 2004 ..............................    36
Description of Credit Facility ..........................................    38
Description of Capital Stock ............................................    39
Plan of Distribution ....................................................    44
Certain U.S. Federal Income Tax Considerations ..........................    45
Legal Matters ...........................................................    47
Experts .................................................................    47
Consolidated Financial Statements .......................................   F-1

================================================================================


================================================================================

                                   $10,000,000



                         12% SUBORDINATED NOTES DUE 2004

                             LOGO - PawnMart, Inc.

                                 --------------

                                   PROSPECTUS

                                 --------------



                              MASSIE CAPITAL, LTD.




                                DECEMBER 21, 1999



================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with this Registration Statement (assuming a maximum subscription), all of which will be borne by the Company. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

SEC Registration Fee......................................................................           $       3,780.80
NASD Filing Fee...........................................................................                   1,860.00
Accounting Fees and Expenses..............................................................                  60,000.00*
Legal Fees and Expenses (Other Than Blue Sky).............................................                 100,000.00*
Managing Broker-Dealer Non-accountable Expense Allowance..................................                 300,000.00*
Printing and Engraving....................................................................                  70,000.00*
Transfer Agent and Registrar Fees.........................................................                   5,000.00*
Blue Sky Taxes, Fees and Expenses.........................................................                  45,000.00*
Miscellaneous Expenses....................................................................                  14,359.20*
                                                                                                     -----------------
              Total Expenses..............................................................           $     600,000.00*
                                                                                                     =================

*      Estimated amount.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify a person who was or is a director, officer, employee, or agent of a corporation or who serves at the corporation's request as a director, officer, partner, proprietor, trustee, employee, or agent of another corporation, partnership, trust, joint venture, or other enterprise (an "outside enterprise"), who was, is, or is threatened to be named a defendant in a legal proceeding by virtue of such person's position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person's official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation's best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgments, fines, settlements, and reasonable expenses actually incurred. Generally, an officer, director, agent, or employee of a corporation or a person who serves at the corporation's request as an officer, director, agent, or employee of an outside enterprise may not be indemnified, however, against judgments, fines, and settlements incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and may not be indemnified for expenses unless, and only to the extent that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses. A corporation must indemnify a director, officer, employee, or agent against reasonable expenses incurred in connection with a proceeding in which the person is a party because of the person's corporate position, if the person was successful, on the merits or otherwise, in the defense of the proceeding. Under certain circumstances, a corporation may also advance expenses to such person.

     Section 145 of the DGCL also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of the above persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person's status as such a person, whether or not the corporation would have the powers to indemnify the person against the liability under applicable law.

     The Company's Restated Certificate of Incorporation provides that the Company's directors will have no personal liability to the Company or its stockholders for monetary damages for breach of, or an alleged breach of, a director's fiduciary duty of care. This provision has no effect on director liability for (i) a breach of the directors' duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith that constitute a breach of duty of a director or involving intentional misconduct or knowing violations of law, (iii) approval of any transaction from which a director derives an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Restated Certificate of Incorporation provides that any additional liabilities permitted to be eliminated by subsequent legislation will automatically be eliminated without further stockholder vote, unless additional stockholder approval is required by such legislation. The Company is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings. Article X of the Company's Restated Certificate of Incorporation permits the Company to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Article X also provides that the Company may extend to its directors and executive officers such indemnification and additional indemnification.

     The Company has entered into an indemnification agreement with certain of its directors and officers. The form of indemnity agreement provides that each such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of the Company or any other company or enterprise in which he is serving at the request of the Company, or as a guarantor of any debt of the Company. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES

       During the past three fiscal years, the Company has sold the securities listed below pursuant to exemptions under the Securities Act.

          1. From June 1995 through April 1996, the Company made a private placement offering to accredited investors for up to $6,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 1999 ("1999 Debentures"). The total underwriting commissions associated with the 1999 Debentures were $437,600. As of January 31, 1998, the Company has sold $4,865,000 in 1999 Debentures. In connection with the 1999 Debentures, the Company has issued 97,279 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          2. From June 1996 through January 1997, the Company made a private placement offering to accredited investors for up to $2,000,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due June 30, 2000 ("2000 Debentures"). The total underwriting commissions associated with the 2000 Debentures were $161,600. As of January 31, 1998, the Company has sold $2,000,000 in 2000 Debentures. In connection with the 2000 Debentures, the Company has issued 41,442 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          3. From December 1996 through June 1997, the Company made a private placement offering to accredited investors for up to $2,655,000 in principal amount of 14% unsecured Convertible Subordinated Debentures due January 31, 2001 ("2001 Debentures"). The total underwriting commissions associated with the 2001 Debentures were $231,600. As of January 31, 1998, the Company has sold $2,655,000 in 2001 Debentures. In connection with the 2001 Debentures, the Company has issued 53,967 Common Stock purchase warrants to participating NASD Broker-Dealers. The warrants have an exercise price of $5.50 per share and are exercisable through January 2, 2002. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          4. In June 1997, the Company's Board of Directors authorized the issuance of up to 500,000 shares of Series C Convertible Preferred Stock ("Series C") with a par value of $.01 per share to be issued to employees in connection with the Company's employee stock purchase plan. The employee stock purchase plan allows employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series C at a price of $2.50 per share. On June 23, 1997, the Company issued 26,592 Series C shares and, on September 10, 1997, the Company issued 250 Series C shares with total proceeds received by the Company from both issuances of $47,932. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          5. In July 1997, the Company's Board of Directors authorized the issuance of up to 1,000,000 shares of 12% Series D Convertible Exchangeable Preferred Stock ("Series D") with a par value of $.01 per share to be issued to accredited investors. From July 10, 1997 to October 26, 1997, the Company issued 542,500 Series D shares with total proceeds received by the Company of $1,085,000. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

          6. From January 13, 1994 through January 26, 1997, the Company issued 427,139 shares of Common Stock of which 44,514 shares were issued to certain directors in exchange for Board of Director services, 232,597 shares were issued to certain employees in exchange for employment services, pay reductions and performance awards, and 150,208 shares were issued to certain attorneys and consultants in exchange for legal and consulting services. From January 26, 1997 to October 26, 1997, the Company issued 104,602 shares of Common Stock of which 54,408 shares were issued to certain directors in exchange for Board of Director services, 36,181 shares were issued to certain employees in exchange for employment services, pay reductions and performance awards, 10,716 shares were issued to certain attorneys and consultants in exchange for legal and consulting services, and 3,297 shares were issued to National Audio Electronics, Inc. in exchange for merchandise. On May 8, 1997, the Company issued 824 shares of Common Stock to an employee for $3.03 per share. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          7. From April 1996 to August 1996, the Company issued $278,000 in 15% notes payable, to mature on March 31, 2000 to 5 non-accredited investors and a class of accredited investors. From January 1997 to July 1997, the Company issued $474,000 in 15% notes payable, to mature on December 31, 2000 to 11 non-accredited investors and a class of accredited investors. The sale of securities were made in reliance upon Section 4(2) of the Securities Act which provides an exemption for transactions not involving any public offering to investors believed by the Company to be sophisticated business-persons and investors.

          8. From January 1995 through November 1996, the Company issued 43,358 Series B Convertible Preferred stock ("Series B") in connection with its employee stock purchase plan. The employee stock purchase plan in effect during that time allowed employees to purchase, through payroll deductions and Company matches approved by the Board of Directors, shares of Series B at a price of $2.00 per share. The sale of securities were made in reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

          9. On May 1, 1998, the Company issued 44,445 unregistered shares of the Company's common stock to the Buxton Company in exchange for $200,000 in professional services associated with marketing and new store site selection analysis. The sales of securities were made in reliance upon Reliance upon Rule 701 which provides for an exemption for offers and sales of securities pursuant to contracts relating to compensation.

          10. On September 1, 1999, the Company issued 416,667 unregistered shares of the Company's 8% Convertible Preferred Stock ("8% Preferred Stock") with a par value of $6.00 per share to an accredited investor. The total finders fees and issuance costs associated with the 8% Preferred Stock were $228,000. In connection with the sale of the 8% Preferred Stock, the Company issued 312,500 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $5.00 per share and 90,000 warrants exercisable to purchase shares of the Company's common stock through August 31, 2004 at $3.60 per share. The sale of securities were made in reliance upon Section 4(2) of the Securities Act, and Rule 506 pursuant to Regulation D, promulgated thereunder, as an offering only to accredited investors.

     The sale of securities above were made in reliance upon Rule 701 which provides for exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation and Section 4(2) of the Securities Act, which provides exemptions for transactions not involving a public offering to investors believed by the Company to be sophisticated business-persons and investors, and Regulation D, promulgated thereunder, as an offering only to accredited investors. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

     The Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, 12% Series D Convertible Exchangeable Preferred Stock, 14% Convertible Subordinated Debentures Due June 30, 1999, 14% Convertible Subordinated Debentures Due June 30, 2000, and 14% Convertible Subordinated Debentures Due January 31, 2001 converted into Common Stock upon completion of the Company's initial public offering in March 1998. See the notes to the consolidated financial statements included elsewhere in this Registration Statement for further information relating to the respective conversion features.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT
     NUMBER
       1.3     Form of Underwriting Agreement Between PawnMart, Inc. and Massie Capital, Ltd. (7)
       3.1     PawnMart, Inc.'s Restated and Amended Certificate of Incorporation (1)
       3.2     PawnMart, Inc.'s Second Amended and Restated Bylaws (1)
       4.1     Specimen Common Stock Certificate (2)
       4.2     Specimen Series A Warrant Certificate (2)
       4.3     Specimen Series B Warrant Certificate (2)
       4.4     Form of Warrant Agreement, dated as of March 20, 1998 between PawnMart, Inc. and Continental Stock
               Transfer & Trust Company (2)
       4.5     Form of National Association of Securities Dealers, Inc. broker-dealer warrants (3)
       4.6     Form of Amendment to Warrant Agreement, Dated as of March 20, 1998 Between PawnMart, Inc. and
               Continental Stock Transfer & Trust Company (6)
       4.7     Indenture, Dated as of March 15, 1999 Between PawnMart, Inc. and
               Trust Management, Inc., as Trustee, Relating to PawnMart, Inc.'s
               12% Subordinated Notes Due 2004 (6)
       4.8     Form of 12% Subordinated Note Due 2004 (included as part of Exhibit 4.7 hereto)
       4.9     Form of Broker-Dealer Selling Agreement (6)
       4.10    Form of Subscription Escrow Agreement dated as of March 15, 1999 Between PawnMart, Inc., Massie
               Capital, Ltd. And Norwest Bank Texas, N.A. (7)
       4.11    Certificate of Designations of the 8% Convertible Preferred Stock (11)
       4.12    8% Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 19, 1999, by and between PawnMart, Inc. and Jesse L. Upchurch, Trustee of Trust C of the Constance J. Upchurch Family
               Trust Dated 10/14/94 (11)
       4.13    Purchaser Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L.
               Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94 (11)
       4.14    Registration Rights Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse
               L. Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94 (11)
       4.15    Transaction Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Andrew
               Garrett, Inc. (11)
       5.1     Opinion of Jordaan & Pennington, PLLC (6)
      10.1     Form of Indemnity Agreement with Officers and Directors of PawnMart, Inc. (2)
      10.2     1997 PawnMart, Inc. Employee Stock Option Plan (1)
      10.3     1997 PawnMart, Inc. Director Stock Option Plan (2)
      10.4     Revolving Credit Agreement Dated October 13, 1998 Between PawnMart, Inc. and Comerica Bank (4)
      10.5     Employment Agreement, Dated as of September 8, 1998, Between PawnMart, Inc. and Michael D. Record (5)
      12.1     Computation of Ratio of Earnings to Fixed Charges (9)
      23.1     Consent of Jordaan & Pennington, PLLC (included as part of Exhibit 4.7 hereto)
      23.2     Consent of KPMG LLP, Independent Auditors (12)
      24.1     Reference is made to the Signatures section of the Registration  Statement on Form S-1 filed on January
               15, 1999.
      25.1     Form T-1 - Statement of Eligibility Under the Trust Indenture Act of 1939 of the Trustee (5)
      27.1     Financial Data Schedule as of October 30, 1999 (Filed in EDGAR version only) (10)

-----------------------------------

(1) Filed as an Exhibit to the registrant's Registration Statement on Form SB-2, filed on October 23, 1997 (File No. 333-38597).
(2) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 to Form SB-2, filed on February 9, 1998 (File No. 333-38597).
(3) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 3 to Form SB-2, filed on March 11, 1998
          (File No. 333-38597).
(4) Filed as an Exhibit to the registrant's Form 10-QSB for the quarter ended October 31, 1998, filed on December 14, 1998 (File No. 1-13919).
(5) Filed as an Exhibit to the registrant's Registration Statement on Form S-1, filed on January 15, 1999 (File No. 1-13919).
(6) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 1 on Form S-1, filed on February 24, 1999 (File No. 1-13919).
(7) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 on Form S-1, filed on March 10, 1999 (File No. 1-13919).
(8) Files as an Exhibit to the registrant's Form 10-K for the fiscal year ended January 30, 1999, filed on April 29, 1999 (File No. 1-13919).
(9) Filed as an Exhibit to the registrant's Registration Statement on Post-Effective Amendment No. 1 on Form S-1, filed on May 20, 1999 (File No. 1-13919).
(10) Filed as an Exhibit to the registrant's Form 10-Q for the quarter ended October 30, 1999, filed on December 14, 1999 (File No. 1-13919).
(11) Filed as an Exhibit to the registrant's Form 8-K, filed on September 1, 1999 (File No. 1-13919).
(12)      Filed herewith.

(A)      FINANCIAL STATEMENT SCHEDULES

None.

ITEM 17.      UNDERTAKINGS

   (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas, on December 21, 1999.

PAWNMART, INC.

By:  /s/ Carson R. Thompson                   By: /s/ Thomas W. White
   ------------------------------                -----------------------
Carson R. Thompson                            Thomas W. White
Chief Executive Officer, Director             Senior Vice President
and Chairman of the Board                     and Chief Financial Officer
(Principal Executive Officer)                 (Principal Financial and
                                              Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                     DATE
/s/ Carson R. Thompson                      Chief Executive Officer, Director         December 21, 1999
-----------------------------------         and Chairman of the Board
Carson R. Thompson

/s/ Michael D. Record                       President                                 December 21, 1999
-----------------------------------
Michael D. Record

/s/ Thomas W. White                         Senior Vice President and                 December 21, 1999
-----------------------------------         Chief Financial Officer
Thomas W. White

/s/ Randall L. Haden                        Vice President - Information Services     December 21, 1999
-----------------------------------
Randall L. Haden

                 *                          Director                                  December 21, 1999
-----------------------------------
James E. Berk

                 *                          Director                                  December 21, 1999
-----------------------------------
Monty R. Standifer

                 *                          Director                                  December 21, 1999
-----------------------------------
Mark E. Kane

                 *                          Director                                  December 21, 1999
-----------------------------------
Robert D. Bourland, Jr.

                 *                          Director                                  December 21, 1999
-----------------------------------
J. Roger Williams


*By:     /s/ Carson R. Thompson
         ------------------------------
         Carson R. Thompson
         Attorney-in-Fact

                                            EXHIBIT INDEX

     EXHIBIT
     NUMBER
       1.3     Form of Underwriting Agreement Between PawnMart, Inc. and Massie Capital, Ltd. (7)
       3.1     PawnMart, Inc.'s Restated and Amended Certificate of Incorporation (1)
       3.2     PawnMart, Inc.'s Second Amended and Restated Bylaws (1)
       4.1     Specimen Common Stock Certificate (2)
       4.2     Specimen Series A Warrant Certificate (2)
       4.3     Specimen Series B Warrant Certificate (2)
       4.4     Form of Warrant Agreement, dated as of March 20, 1998 between PawnMart, Inc. and Continental Stock
               Transfer & Trust Company (2)
       4.5     Form of National Association of Securities Dealers, Inc. broker-dealer warrants (3)
       4.6     Form of Amendment to Warrant Agreement, Dated as of March 20, 1998 Between PawnMart, Inc. and
               Continental Stock Transfer & Trust Company (6)
       4.7     Indenture, Dated as of March 15, 1999 Between PawnMart, Inc. and
               Trust Management, Inc., as Trustee, Relating to PawnMart, Inc.'s
               12% Subordinated Notes Due 2004 (6)
       4.8     Form of 12% Subordinated Note Due 2004 (included as part of Exhibit 4.7 hereto)
       4.9     Form of Broker-Dealer Selling Agreement (6)
       4.10    Form of Subscription Escrow Agreement dated as of March 15, 1999 Between PawnMart, Inc., Massie
               Capital, Ltd. And Norwest Bank Texas, N.A. (7)
       4.11    Certificate of Designations of the 8% Convertible Preferred Stock (11)
       4.12    8% Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 19, 1999, by and between PawnMart, Inc. and Jesse L. Upchurch, Trustee of Trust C of the Constance J. Upchurch Family
               Trust Dated 10/14/94 (11)
       4.13    Purchaser Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse L.
               Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94 (11)
       4.14    Registration Rights Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Jesse
               L. Upchurch, Trustee of Trust C of the Constance J. Upchurch Family Trust Dated 10/14/94 (11)
       4.15    Transaction Warrant Agreement, dated as of September 1, 1999, by and between PawnMart, Inc. and Andrew
               Garrett, Inc. (11)
       5.1     Opinion of Jordaan & Pennington, PLLC (6)
      10.1     Form of Indemnity Agreement with Officers and Directors of PawnMart, Inc. (2)
      10.2     1997 PawnMart, Inc. Employee Stock Option Plan (1)
      10.3     1997 PawnMart, Inc. Director Stock Option Plan (2)
      10.4     Revolving Credit Agreement Dated October 13, 1998 Between PawnMart, Inc. and Comerica Bank (4)
      10.5     Employment Agreement, Dated as of September 8, 1998, Between PawnMart, Inc. and Michael D. Record (5)
      12.1     Computation of Ratio of Earnings to Fixed Charges (9)
      23.1     Consent of Jordaan & Pennington, PLLC (included as part of Exhibit 4.7 hereto)
      23.2     Consent of KPMG LLP, Independent Auditors (12)
      24.1     Reference is made to the Signatures section of the Registration  Statement on Form S-1 filed on January
               15, 1999.
      25.1     Form T-1 - Statement of Eligibility Under the Trust Indenture Act of 1939 of the Trustee (5)
      27.1     Financial Data Schedule as of October 30, 1999 (Filed in EDGAR version only) (10)

-----------------------------------

(1) Filed as an Exhibit to the registrant's Registration Statement on Form SB-2, filed on October 23, 1997 (File No. 333-38597).
(2) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 to Form SB-2, filed on February 9, 1998 (File No. 333-38597).
(3) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 3 to Form SB-2, filed on March 11, 1998
          (File No. 333-38597).
(4) Filed as an Exhibit to the registrant's Form 10-QSB for the quarter ended October 31, 1998, filed on December 14, 1998 (File No. 1-13919).
(5) Filed as an Exhibit to the registrant's Registration Statement on Form S-1, filed on January 15, 1999 (File No. 1-13919).
(6) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 1 on Form S-1, filed on February 24, 1999 (File No. 1-13919).
(7) Filed as an Exhibit to the registrant's Registration Statement on Amendment No. 2 on Form S-1, filed on March 10, 1999 (File No. 1-13919).
(8) Files as an Exhibit to the registrant's Form 10-K for the fiscal year ended January 30, 1999, filed on April 29, 1999 (File No. 1-13919).
(9) Filed as an Exhibit to the registrant's Registration Statement on Post-Effective Amendment No. 1 on Form S-1, filed on May 20, 1999 (File No. 1-13919).
(10) Filed as an Exhibit to the registrant's Form 10-Q for the quarter ended October 30, 1999, filed on December 14, 1999 (File No. 1-13919).
(11) Filed as an Exhibit to the registrant's Form 8-K, filed on September 1, 1999 (File No. 1-13919).
(12)      Filed herewith.